                                                FILED PURSUANT TO RULE 424(b)(3)
                                                               FILE NO. 33-74868

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             ---------------------

                        POST EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM S-1

                            Registration Statement
                                     Under

                          THE SECURITIES ACT OF 1933

                             ---------------------

                                H.D. VEST, INC.

              (Exact name of registrant as specified in charter)

           Texas                         6210                   75-2154244
(State or other jurisdiction      (Standard Industrial        (IRS Employer
       of organization)         Classification Code No.)  Identification Number)

                         6333 North State Highway 161
                                 Fourth Floor
                             Irving, Texas  75038

   (Address of principal executive offices and principal place of business)
       Registrant's telephone number, including area code (972) 863-6000

                            HERB D. VEST, CHAIRMAN
                                H.D. VEST, INC.
                         6333 NORTH STATE HIGHWAY 161
                                 FOURTH FLOOR
                             IRVING, TEXAS  75038
                                (972) 870-6000
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                         Copies of communications to:

                                Curtis Swinson
                    Malouf Lynch Jackson Kessler & Collins
                          A Professional Corporation
                           700 Preston Commons West
                               8117 Preston Road
                           Dallas, Texas 75225-6306

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:  MAY 8, 1995

                        Calculation of Registration Fee

=================================================================================================================================
 Title of Each Class of     Amount to be             Proposed Maximum              Proposed Maximum         Amount of
 Securities to be           Registered               Offering Price Per            Aggregate Offering       Registration Fee
 Registered                                          Unit                          Price (2)
---------------------------------------------------------------------------------------------------------------------------------

Units consisting of:
Cash Equivalents                  $7,000,000                 100%                     $7,000,000(1)                   $2,413.80
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                             $7,000,000                 100%                     $7,000,000                      $2,413.80
=================================================================================================================================

(1) The Company estimates for the purposes of calculating the registration fee that its Representatives will acquire through deferral of compensation Units consisting of Cash Equivalents pursuant to a Deferred Compensation Plan (see "Plan of Distribution") equal to $7,000,000.
(2) Before deducting estimated offering expenses payable by the Company of $210,500.

--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                            PURSUANT TO RULE 501(b)


ITEM IN FORM S-1                                CAPTION IN PROSPECTUS
----------------                                ---------------------

Item 1  Forepart of the Registration
        Statement and Outside Front Cover Page
        of Prospectus.........................  Outside Front Cover Page

Item 2  Inside Front and Outside Back
        Cover Pages of Prospectus.............  Inside Front Cover Page; Outside
                                                Back Cover Page

Item 3  Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges....  Prospectus Summary; Risk
                                                Factors, Selected Financial
                                                Information

Item 4  Use of Proceeds.......................  Use of Proceeds

Item 5  Determination of Offering Price.......  Not Applicable

Item 6  Dilution..............................  Not Applicable

Item 7  Selling Security Holders..............  Not Applicable

Item 8  Plan of Distribution..................  Plan of Distribution

Item 9  Description of Securities
        to be Registered......................  Description of Securities

Item 10 Interests of Named Experts and
        Counsel...............................  Not Applicable

Item 11 Information with Respect to the
        Registrant

        (a) Description of Business...........  Business, Prospectus Summary
        (b) Description of Property...........  Property
        (c) Legal Proceedings.................  Legal Proceedings
        (d) Market Price of and Dividends on
            the Registrant's Common Equity
            and Related Stockholder Matters...  Risk Factors-Potential Future
                                                Sales Pursuant to Rule 144;
                                                Description of Securities
        (e) Financial Statements..............  Consolidated Financial
                                                Statements
        (f) Selected Financial Data...........  Selected Financial Information
        (g) Supplementary Financial
            Information.......................  Not Applicable
        (h) Management's Discussion and
            Analysis of Financial Condition
            and Results of Operations.........  Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operations
        (i) Changes In and Disagreements with
            Accountants on Accounting and
            Financial Disclosure..............  Not Applicable
        (j) Directors and Executive Officers..  Management
        (k) Executive Compensation............  Business; Management
        (l) Security Ownership of Certain
            Beneficial Owners and Management..  Principal Shareholders;
                                                Certain Transactions
        (m) Certain Relationships and Related
            Transactions......................  Business; Management; Certain
                                                Transactions

Item 12 Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...........................  Not Applicable

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                               FILE NO. 33-74868
                                H.D. VEST, INC.

              UNITS IN A NON-QUALIFIED DEFERRED COMPENSATION PLAN
         EACH UNIT CONSISTS OF AN INTEREST IN A NONQUALIFIED UNFUNDED
                          DEFERRED COMPENSATION PLAN.

DEFERRED COMPENSATION PLAN
--------------------------

H.D. Vest, Inc., (the "Company") is offering Units in its non-qualified, unfunded deferred compensation plan (the "Plan"). These Units are offered solely to Representatives of the Company in conjunction with the Company's Representative non-qualified, unfunded, deferred compensation plan (the "Plan".) "Representative" is defined as an independent contractor associated with the Company or any of its subsidiaries, who is neither an employee nor officer of the Company or any Subsidiary. All of the Units offered hereby will be distributed through H.D. Vest Investment Securities, Inc. ("HDVIS") a wholly-owned Subsidiary of the Company. See "Plan of Distribution."

The Units consist of the amounts deferred by Representatives pursuant to the Plan as Cash Equivalents.

FOR CALIFORNIA RESIDENTS
------------------------

For California residents only, the offering of Units in the Plan is limited to those persons certifying that they have (1) net income of at least $65,000 per year combined with net assets of at least $250,000 exclusive of residence and personal automobiles or (2) net assets of at least $500,000 exclusive of residence and personal automobiles.




The Company's Common Stock is listed on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol: HDVS. On December 31, 1997, the closing price for the Company's Common Stock on the NASDAQ National Market System was $4.88 See "Market Information."

THE SECURITIES IN THIS OFFERING ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION (SEE "RISK FACTORS" AND "BUSINESS").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                               Price to Public    Underwriting      Proceeds
                                                  Discounts         to Company
                                                  And Commissions   (3)(4)
--------------------------------------------------------------------------------

Deferred Compensation Plan         100%           $   0.00 (3)      $7,000,000
Units (1)                                                           (2)
--------------------------------------------------------------------------------
Total:
Deferred Compensation Plan     $7,000,000(2)      $   0.00          $7,000,000
Units                                                               (2)
================================================================================

(1) Cash Equivalents as defined in Plan.
(2) The Company estimates the Representatives will defer Cash Equivalents in an amount at least equal to $7,000,000.
(3) HDVIS, a subsidiary of the Company will participate in the offering as sole selected dealer. As selected dealer, HDVIS will sell Units solely to Representatives as defined in the first paragraph of this cover page of this Prospectus pursuant to the Plan. The Company will not be compensated for such sales. See "Plan of Distribution."
(4) Before deducting estimated offering expenses payable by the Company of $210,500.


               THE DATE OF THIS PROSPECTUS IS JANUARY    , 1998

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. All of this information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549 and at regional offices of the Securities and Exchange Commission at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604, and 75 Park Place, New York, New York 10007. The Commission also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the commission at http:\\www.sec.gov.

                               TABLE OF CONTENTS


Items                          Page      Items                          Page
-----                          ----      -----                          ----

Prospectus Summary...........     4      Competition..................    38
Market Information...........     7      Employees....................    38
Risk Factors.................     8      Property.....................    39
Selected Financial                       Management...................    40
  Information................    15        Directors and Officers.....    40
Management's Discussion and                Remuneration of Directors
  Analysis of Financial                       and Management..........    44
  Condition and Results of               Certain Transactions.........    45
  Operations.................    16        Issuance of Series A
Use of Proceeds..............    23           Preferred Stock.........    45
Capitalization...............    24        Transactions with
Business.....................    24           Management..............    45
  Registered                             Security Ownership of
     Representatives.........    25       Certain Beneficial Owners
  Technical and Sales                     and Management..............    53
     Support Services........    27      Principal Shareholders.......    54
  Regional Support                       Shares Eligible for
     System..................    27        Future Sale................    54
  Educational Services.......    27      Description of
  Representative                           Securities.................    56
     Recruiting..............    27      Plan of Distribution.........    58
  Representative                         Transfer Agent &
     Development.............    28        Registrar..................    58
  Representative                         Legal Proceedings............    58
     Systems.................    28      Legal Matters................    59
  Insurance Agency                       Experts......................    59
     Management Services.....    29      Additional Information.......    60
  Investment Services........    29      Report of Independent
  Trading and Customer                     Public Accountants.........   F-1
     Service.................    29      Consolidated Financial
  Representative                           Statements.................   F-2
     Licensing...............    30
  Compliance and
     Supervision.............    30
  Professional Investment
   Advisory Services.........    30
  New Programs...............    31
Operations and Sources of
  Revenue....................    36
Trademarks...................    36
Dependence on a Single
   Customer..................    36
Government Regulation........    37

                              PROSPECTUS SUMMARY

The following is a summary of some of the pertinent information contained in this Prospectus. This summary is qualified in its entirety by the more detailed information, financial statements and notes to financial statements appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  THE COMPANY

H.D. Vest, Inc. ("Company"), founded by Herb D. Vest, was formed on December 17, 1986, as a Texas corporation. The Company is a financial services company, organized for the purpose of investing in financial service companies and providing management services to such companies as well as other entities. The Company also conducts operations under the corporate assumed name of H.D. Vest Financial Services. The Company owns all outstanding shares of the following subsidiaries:

                                H.D. Vest, Inc.
                      d/b/a H.D. Vest Financial Services

                                     Incorporated
           Subsidiaries                 (TEXAS)           Services
           ------------                ---------          --------

H.D. Vest Investment Securities,          1983      Registered Securities
 Inc. "HDVIS"                                         Broker-dealer
                                                    Products:
                                                      Mutual Funds
                                                      Unit Investment
                                                        Trusts
                                                      Limited Partnerships
                                                      Stocks and Bonds

H.D. Vest Advisory Services, Inc.         1987      Registered Investment
 "HDVAS"                                              Advisor
                                                      Agent Licensing
                                                        Assistance
                                                      Money Management
                                                        Services

H.D. Vest Mortgage Services, Inc.         1989      Inactive Subsidiary
 "HDVMS"

H.D. Vest Collateral Management           1988      Inactive Subsidiary
 Company "HDVCMC"

H.D. Vest Business Valuation              1987      Inactive Subsidiary
 Services, Inc.  "HDVBVS"

H.D. Vest Corporate Finance, Inc.         1990      Inactive Subsidiary
 "HDVCF"

The Company was established to meet the growing demand for professional financial services, and to provide such services primarily through tax professionals. The Company's management believes that the tax professional is uniquely qualified to give confidential, professional financial advice and implement financial plans due to the tax professional's knowledge of his or her clients' financial affairs. The Company offers the tax professional the means to provide personalized financial services to the consumer while simultaneously providing the tax professional with an additional source of income.

See "Business" for a more detailed description of the business activities of the Company and its subsidiaries.

                               THE OFFERING

DEFERRED COMPENSATION PLAN
--------------------------

The Plan is an optional, non-qualified, unfunded, deferred compensation plan, which is available exclusively to the Company's Representatives. (Capitalized terms used herein are defined under the Plan [see "Plan of Distribution - Representatives Deferred Compensation Plan"].) The Plan provides Representatives an opportunity to forego receipt of Compensation on a pre-tax basis for selected periods, thus postponing recognition of income otherwise currently taxable, and subsequently receiving the deferred compensation plus a Matching Contribution. At the end of each Deferral Period, the Deferral Amount and the related Matching Contribution will be paid to the Participant.

Elections by Representatives under the Plan to defer portions of their Compensation shall be made annually beginning with the Initial Enrollment Period following the Effective Date. Compensation shall be deferred in accordance with the Plan as earned. (See "Plan of Distribution - Representatives Deferred Compensation Plan.")

SECURITIES OFFERED................ Units consisting of:Cash equivalents as defined in the Plan. (See
                                   "Description of Securities.")


SHARES OF COMMON STOCK OUTSTANDING
AT SEPTEMBER 30, 1997............. 5,423,341 shares (See "Capitalization" and
                                   "Description of Securities.")

SHARES OF COMMON STOCK OUTSTANDING
AFTER THIS OFFERING............... 5,423,341 (1) (2)

NASDAQ - NMS LISTING.............. The Company's Common Stock is listed on the
                                   NASDAQ -National Market tier of the NASDAQ stock market under the trading symbol: HDVS. (See "Market Information.")

(1) Assumes that the outstanding stock options, covering 423,454 shares, are not exercised (see "Management - Stock Options").
(2) Assumes that the outstanding 250,067 shares of Series A Preferred Stock are not converted into Common Shares (see "Certain Transactions - Issuance of Series A Preferred Stock.")

                                USE OF PROCEEDS



The Company intends to use the proceeds of this offering for certain new programs in the following areas: Operating Improvements, Marketing Initiatives and Representative Development Activities (see "Use of Proceeds" and "Business - New Programs").

                                 RISK FACTORS

An investment in the Company's securities is highly speculative due to the absence of profitable operations in each of the years ended September 30, 1984, 1986, 1987, 1988, 1989, 1992 and 1994. Since the Company plans to use all amounts deferred by Representatives pursuant to the Plan (including the proceeds of this offering) for certain programs (see "Use of Proceeds," "Risk Factors," and "Business - New Programs"), the Company may incur losses due to these expenditures. Also see "Risk Factors" for additional risk factors associated with an investment in this offering.

                              MARKET INFORMATION

As of September 30, 1997 the Company's stock was listed on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol: HDVS. The total trading volume of the Company's stock for fiscal 1997 was 539,778. There can be no assurance that a more active market will develop. The following table sets forth the range of high and low closing bid prices of the Company's Common Stock as reported by the NASDAQ National Market System during the periods indicated. The prices set forth below represent prices between dealers, do not include retail markups, markdowns, or commissions and do not necessarily represent actual transactions.



                                        High           Low
                                        ----           ---

 3 Months Ended         9/30/97        $5.50          $4.63
                        6/30/97         4.88           3.75
                        3/31/97         5.13           4.13
                       12/31/96         5.25           3.25
                       ------------------------------------
                        9/30/96         5.50           2.63
                        6/30/96         3.88           2.75
                        3/31/96         3.00           1.88
                       12/31/95         3.00           1.88
                       ------------------------------------
                        9/30/95         3.13           2.75
                        6/30/95         3.38           2.50
                        3/31/95         3.38           2.50
                       12/31/94         3.88           2.25
                       ------------------------------------


As of September 30, 1997, there were 677 holders of record of the Company's common stock.

The NASDAQ NMS Qualification Standards require any company wishing to remain listed to have net tangible assets of $4,000,000, public float of shares of 750,000 (which are shares not held directly or indirectly by any officer, director or beneficial owner of more than 10% of the total shares outstanding), market value of public float of $5,000,000, $1 minimum bid for outstanding shares, 400 round lot shareholders and 2 market makers.

If the Company were subsequently delisted from the NASDAQ National Market System, such delisting would materially limit the public market for the Company's common stock through loss of news coverage, possible decline in share price and possible difficulty in obtaining subsequent financing. In such event, a stockholder might encounter difficulty in selling his or her common stock.

The Company has paid no dividends on its common stock since incorporation. The Company intends to continue to devote a substantial portion of its earnings, if any, to the growth and development of the Company. Any dividends in the future will depend upon the Company's financial requirements and other factors.

                                 RISK FACTORS

THE SECURITIES BEING OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY.

1. LOSSES DUE TO EXPANSION OF OPERATIONS. Although the Company generated net income in 1995, 1996, and 1997, it incurred losses in the years ended September 30, 1984, 1986, 1987, 1988, 1989, 1992, and 1994 of $1,831; $6,576; $1,816,777;
$1,085,206; $1,363,832; $3,187,347; and $369,901 respectively. These losses were generated, in part, by recruiting and Representative development expenditures during expansion of operations in these periods. The Company plans to continue to devote available capital to these activities and to operating improvements and marketing initiatives. Losses may be incurred in the future to the extent that available capital is devoted to these expenditures (see "Use of Proceeds" and "Business - New Programs"). The Company had Working Capital of $2,821,115 and $5,054,298, and a Shareholders' Investment of $5,001,533 and $7,048,561, as of September 30, 1996 and September 30, 1997, respectively. (See "Selected Financial Information.")

2. OBLIGATIONS UNDER THE REPRESENTATIVES DEFERRED COMPENSATION PLAN. Pursuant to the terms of the Company's Representative Deferred Compensation Plan the Company will be required to distribute to each participating Representative all deferred amounts plus matching amounts equal to 30%, 60% or 100% of the amounts deferred. The Company plans to utilize all deferred amounts for expenditures under certain programs (see "Use of Proceeds" and "Business") and will not be reserving any funds for the future obligations under the Plan. To the extent that cash flow from operations is not sufficient to meet these obligations, the Company may be unable to meet its future cash payment obligations under the Plan.

3. TAX TREATMENT. The Company has obtained an opinion from Arthur Andersen LLP concluding that amounts deferred under the Plan will receive deferred tax treatment and that such amounts plus Matching Contributions will be taxable as received during the Distribution Period. This opinion will not be binding on the Internal Revenue Service ("IRS"). If the IRS were to successfully challenge the deferred tax treatment, then the individual participants would have to recognize and report the deferral amounts as income in the year in which they were deferred. If such an event occurred, the individual participants may be required to recognize current and prior year tax liabilities related thereto.

4. ECONOMIC TRENDS. Prospective investors should understand that the Company's revenues are directly affected by regional, national and international economic and political considerations and broad trends in business and finance. Lower trading volume could result in reduced commission revenues, therefore affecting the profitability of the Company. As a result of these and other factors, a number of broker-dealer firms have failed or otherwise ceased doing business
during the past several years.   (See "Business.")

5. DEPENDENCE ON KEY PERSONNEL. The Company's success during the foreseeable future will depend to a great extent on the experience, ability and continued services of Herb D. Vest and other officers, directors and employees. If any of these persons should become incapacitated or otherwise unavailable, the Company would be required to seek a qualified replacement. The Company maintains key-man life insurance policies of $3.0 million on Herb D. Vest. (See "Management.")

6.  COMPETITION.   The financial service industry is intensely competitive.
Many competitors have been in the business for many years and have substantially greater financial resources than the Company. There is competition from other broker-dealers for Representatives and the clients of Representatives. These competitors offer similar products and services to the clients of the Representatives. Other broker-dealers, financial planners and financial institutions often have substantially greater resources and may have greater operating efficiency than the Company. The existence and expansion of other firms and of firms providing other financial services may adversely effect the Company. In addition to competition, the Company's operations and its profitability will depend upon a number of factors beyond the control of the Company, including the general strength of the economy, legislative and administrative changes and government regulations and policies. (See "Competition.")

7. REGULATION. The securities, financial planning and insurance industries are subject to extensive regulation on both federal and state levels. The SEC regulates broker-dealers with respect to such matters as net capital requirements, the holding of customers' credit balances and transactions in securities. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers ("NASD") and the national securities exchanges. Subject to SEC approval, these self-regulatory organizations ("SRO's") adopt rules by which the SEC regulates the industry. In addition, the SRO's conduct periodic examinations of member broker-dealers. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than the protection of creditors and shareholders of broker-dealers. Failure to comply with such regulations or with any of the other laws, rules or regulations of state, federal or industry authorities, primarily the NASD, could result in censure, fine, suspension or expulsion, all of which would have a materially adverse effect upon the Company. Financial planning and investment advisory services are subject to regulation by the SEC on the federal level and most states have similar regulations. The insurance industry is regulated at the state level where insurance laws vary from state to state. (See "Regulation" and "Legal Proceedings.")

8. EFFECT OF NET CAPITAL REQUIREMENTS. The SEC has stringent net capital requirements applicable to the operation of broker-dealers in securities. A significant operating loss or any extraordinary charge against net capital would adversely affect the ability of HDVIS to expand its business or, depending upon the magnitude of the loss or charge, require HDVIS to suspend activities pending recovery of net capital. Failure to comply with these requirements would have a material adverse effect upon the Company. The Securities and Exchange Commission promulgated new regulations, which increased net capital requirements. As a consequence, H.D. Vest Investment Securities, Inc. had an increase in its minimum net capital requirements in fiscal years 1996 and 1997. (See "Regulation.")

9. DIVIDENDS. The Company has paid no dividends on its Common Stock since incorporation. The Company intends to continue to devote a substantial portion of its earnings, if any, to the growth and development of the Company.

10. CONTROL BY CURRENT PRINCIPAL SHAREHOLDERS. Existing principal shareholders of the Company own approximately 76% of the Common Stock outstanding and are in a position to elect all the Company's directors and otherwise control the Company. If Herb D. Vest converted his 166,667 shares of Class A Preferred Stock, the principal shareholders would own approximately 77% of the common stock outstanding.

11. POTENTIAL FUTURE SALES PURSUANT TO RULE 144. Of the 5,423,341 shares of common stock outstanding as of September 30, 1997, 4,083,354 shares of common stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. Under this rule, a person (or persons whose shares are aggregated) not affiliated with the issuer who has satisfied a one-year holding period may, under certain circumstances, sell within a three-month period a number of shares which does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. After a two-year holding period, if a person is not an affiliate and has not been an affiliate for the last three months, then the person can sell his shares without any restrictions applicable to Rule 144. Herb D. Vest, the Chairman of the Board and Chief Executive Officer of the Company, owns 2,442,008 shares, which are subject to Rule 144. Mr. Vest acquired the majority of his shares in February 1987. Also, Barbara Vest, an employee and Director of the Company owns 1,467,063 shares that are subject to Rule 144. Future sales under Rule 144 may have a depressive effect on the price of the Company's common stock. Herb D. Vest and Barbara Vest currently have escrowed 20% of their stock with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous S-18 registration statement. In addition, Herb D. Vest and Barbara Vest have pledged portions of their remaining stock on outstanding lines of credit.

12. BROAD DISCRETION IN APPLICATION OF PROCEEDS. The Company intends to use the proceeds from this offering for certain new programs in the areas of operating improvements, marketing initiatives and Representative development activities. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. (See "Use of Proceeds" and "Business-New Programs.")

13. CONFLICTS OF INTEREST. Herb D. Vest, the principal common shareholder and director of the Company, operates a sole proprietorship, H.D. Vest Insurance Services ("HDVIns"), to which the Company provides certain management and other services. To the extent that the Company renders such services to HDVIns for which it is not compensated, such action could constitute a substantial conflict of interest. Accordingly, HDVIns could receive an economic benefit that may not be recognized by the Company. This could result in a direct benefit to Mr. Vest, the sole proprietor of HDVIns.

14. ETHICS ISSUES AFFECTING CERTIFIED PUBLIC ACCOUNTANTS ("CPAS"). Currently, 23 boards of accountancy have regulations or laws prohibiting CPAs from receiving commissions for the sale or referral of products or services to their clients. Since 1988, approximately 23 states have changed their rules to allow commission income by CPAs, and several other states have proposed rule changes. In California and Louisiana, where commissions are prohibited, CPA Representatives have been challenged by their state regulatory boards. There is no assurance that the remaining states will change their rules. The growth of the Company may be materially impacted in the event these rules remain unchanged. (See "Business - H.D. Vest Representatives.")

15. VOLATILITY OF STOCK PRICE. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the Common Stock, like the stock prices of many publicly traded financial services companies, has been and may continue to be highly volatile. (See "Market Information.")

16. INDEPENDENT CONTRACTOR STATUS. H.D. Vest Representatives are independent contractors, rather than employees of the Company. Based on two Private Letter Rulings, a test has been established to determine what the Internal Revenue Service (IRS) considers to be the classification of individuals working for a company. Based on these Private Letter Rulings and other applicable law, the Company classifies H.D. Vest Representatives as independent contractors, rather than employees of the Company. In the event that federal regulations or other law governing worker classification should change, or that the IRS otherwise determines that H.D. Vest Representatives are employees, the Company could be subject to IRS withholding rules and be required to contribute Federal Social Security and Medicare taxes on each Representative's behalf. In addition, the Plan may then be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This could have a significant adverse affect on the Company and its revenues, and could result in losses.

17. CONVERSION OF SERIES A PREFERRED STOCK. The holders of the Series A Preferred Stock may at any time convert such shares to an equivalent number of Common Stock shares. There are currently 250,067 shares of Preferred Stock outstanding, of which Herb D. Vest owns 166,667 shares. (See "Certain Transactions - Issuance of Series A Preferred Stock.")

18. LEGAL PROCEEDINGS. The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. If the Company were to lose a material claim, it could have an adverse effect on the Company's results of operations.

19. ECONOMIC CONDITIONS. Production for the Company's Representatives is lower than that of Representatives of other independent broker-dealers.

In understanding this fact, management of the Company believes there are several factors that should be considered.

     o Representatives are primarily accountants/tax professionals that have a difficult time overcoming the psychological barriers and long held professional restrictions on selling products to their clients.

     o Individuals typically have a full-time job and income when they become Representatives of the Company. They add financial planning as a part-time business and are frequently distracted by their ongoing business which pays their expenses. Therefore, the Company has a significant challenge of motivation and focus to address with each Representative.

     o The Company has lost an average of 10% of its Representatives each year for the last 5 years. The primary reasons for these Representatives leaving are: 1) transfers to other broker-dealers and
          2) non-producers who have chosen not to stay in the financial planning business.

The Company has identified the following external factors that it believes have more impact on Representatives' production than any internal factors that could be controlled by the Company:


     o Interest Rates: When interest rates are low clients are searching for alternatives to their current investments (such as CDs). This puts H.D. Vest Representatives in the unique position to assist their clients in choosing alternative investments such as mutual funds.

     o Taxes: Tax law changes provide the Representatives with special challenges as well as opportunities. In the face of significant change most clients are hesitant to make changes in their investments and the Representative as their accountant is not as likely to pursue this business as the typical full-time independent Representative. Opportunities also exist for Representatives that the typical independent representative does not have. When tax laws change the accountant is the logical choice for clients to discuss potential effects on their investments.

     o Market Conditions: The Company's revenues are related to the strength of the financial markets. Fluctuations in inflation and interest rates have a direct correlation to the investments the public will use in their search for a higher return. Significant stock market gains and losses dramatically influence the performance of H.D. Vest Representatives. In periods of market decline H.D. Vest Representatives have historically been hesitant to advise their clients regarding investment products.

     o Legislation/Regulation: Legislative and regulatory policies and actions affect the ability of the Company and its Representatives to generate revenues and control costs. Legislation related to taxes, qualified plans, insurance, tax credit elimination and the regulation of the securities, financial planning, accounting and insurance industries are the issues of most interest to the Company. Many of the laws and regulations currently in place limit the ability of H.D. Vest Representatives to service their clients effectively and efficiently. One of the most important issues has been the CPA commissions compensation issue whereby certain states have prohibited (via laws and regulations) CPAs from accepting commissions as a form of compensation. The Company has actively contested these regulations over the past 10 years. To the extent that these issues are resolved in the Company's favor, they may have a significant effect on production per Representative. The Company has developed an alternative to the commissions compensation issue through the development of the VestFlex, VestPremiere and VestAdvisor fee-based programs.

     o Competition: The Company's Representatives face competition for the services they provide from the accounting, financial planning, stock brokerage and insurance industries. The Company's Representatives are not aggressive in overcoming this competition which puts them at a disadvantage.

                        SELECTED FINANCIAL INFORMATION

The following summary of certain financial information relating to the Company for the five years ended September 30, 1997, has been derived from the audited financial statements of the Company. Such information should be read in conjunction with the Consolidated Financial Statements and the report thereon of Arthur Andersen LLP, independent public accountants, located elsewhere in this document.

SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS:


                                           Years Ended September 30,
                                           ----------------------
                           1993         1994          1995         1996         1997
                      ------------------------------------------------------------------
Total Revenues          $46,007,817  $50,287,196   $44,670,051  $67,509,222  $87,824,382
Net Income (Loss)         2,934,722     (369,901)    1,329,001    1,188,707    2,142,063
Income (Loss)/
   Common Share                0.52        (0.09)         0.22         0.20         0.37
Ratio of Earnings to
   Fixed Charges or
   Coverage                    7.98        (0.05)         4.08         4.03         5.52
 Deficiency




SUMMARY OF CONSOLIDATED STATEMENTS OF FINANCIAL POSITION:


                                          As of September 30,
                                          --------------------
                         1993        1994         1995         1996         1997
                    ----------------------------------------------------------------
Working Capital       $2,533,029  $ 1,012,016  $ 1,293,871  $ 2,821,115  $ 5,054,298
Total Assets           9,857,018   12,336,852   11,666,371   16,950,759   19,747,631
Long-Term Debt And
 Capital
 Leases(net of
 current
 maturities)             187,858      543,848      430,739      676,844    1,016,257

Total Liabilities      6,720,687    9,697,957    7,726,010   11,949,226   12,699,070
Shareholders'
 Investment            3,136,331    2,638,895    3,940,361    5,001,533    7,048,561


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        LIQUIDITY AND CAPITAL RESOURCES


The main sources of liquidity and capital resources for the Company are cash flows from operations and deferrals of compensation by Registered Representatives. At September 30, 1997, the Company had working capital of $5,054,298, an increase of $2,233,183 from the $2,821,115 of working capital at September 30, 1996. The increase in working capital is primarily the result of a 30% increase in total revenue for the year ended September 30, 1997, as well as an increase of $576,022 in current year deferrals from the Representatives Deferred Compensation Plan.

Cash provided by operating activities decreased by $3,040,514 to $740,271 for the year ended September 30, 1997 compared to the year ended September 30, 1996. The decrease in cash provided by operations is primarily due to the reduction of Accounts Payable and Accrued Expenses, increases in Commission and Account Receivables net of related Commission Expense, and additions to Prepaid Assets during the year ended September 30, 1997.

Cash used for investing activities increased by $767,305 to $1,141,856 for the year ended September 30, 1997. The increase is primarily due to purchases of property and equipment made by the Company during fiscal 1997. These expenditures were necessary to support current and projected operating levels of the Company. Cash used for investing activities of $374,551 and $485,804 for the years ended September 30, 1996 and 1995 included costs incurred for software development, designed to improve the productivity of the Company and its Representatives, and costs related to the formation of the Deferred Compensation Plan. The Company incurred expenditures of $988,061, $315,179 and $95,145 for furniture, fixtures and computer equipment for the years ended September 30, 1997, 1996 and 1995, respectively.

Cash provided by financing activities of $51,731 during the fiscal year ended September 30, 1997 included net advances on the lines of credit to Mr. Vest and Ms. Vest, payments for capital lease obligations and preferred stock dividends. Net advances on lines of credit consist of advances to Mr. Vest of $285,714, payments from Mr. Vest of $285,714, advances to Ms. Vest of $112,090 and payments from Ms. Vest of $61,688. Cash provided by financing activities during the fiscal year ended September 30, 1997 included amounts deferred by Representatives under the Deferred Compensation Plan of $576,022. Cash used for financing activities of $54,448 during the fiscal year ended September 30, 1996 include net advances on the lines of credit with Ms. Vest of $135,698, payments for capital lease obligations and preferred stock dividends, offset by amounts deferred by Representatives under the Deferred Compensation Plan of $518,286.

Additionally, during 1997, the Company acquired, under various capital lease agreements, telephone equipment and other property necessary to support the current and projected operating levels of the Company.

Historically, the Company's growth has been financed through loans, private placements of preferred and common stock, public offerings of common stock and cash flows from operations. For the period from inception through September 30, 1997, amounts from these sources have been approximately $2.5 million, $2.6 million, $5.1 million and $8.7 million, respectively.

In July 1995, the Company began accepting contributions for the Deferred Compensation Plan ("the Plan") for its Representatives. Pursuant to the Plan, Representatives may forego current compensation, thereby postponing recognition of income otherwise currently taxable, and subsequently receive the deferred compensation plus a Company matching contribution, as defined in the Plan. As of September 30, 1997 and 1996, approximately $1,167,000 and $591,000, respectively, had been deferred under the Plan.

Matching contributions on amounts deferred under the Plan are accrued as additional commission expense on a straight-line basis from the period deferred until the Representative is paid the deferral amount and matching contribution. Accordingly, participation in the Plan by Representatives will have the effect of increasing commission expense in the years in which commissions are earned and deferred by participants. Such increases in commission expense will have an adverse effect on the net income of the Company. To the extent that Representatives elect to defer receipt of compensation under the Plan, such compensation will ultimately be paid to the participant in the form of cash. As of September 30, 1997 and 1996, the Company had accrued matching contributions of approximately $156,200 and $45,200, respectively.

The Company continually monitors the capital markets for opportunities to obtain financing to meet its growth needs. Historically, the Company has significantly increased its recruiting and development activities upon obtaining such financing. The Company must expense all costs related to these activities. Additionally, in periods of increased recruiting and development activities, the Company has experienced higher general and administrative costs as overhead increased to support the recruiting and development activities. Consequently, the Company has recorded substantial expenses subsequent to obtaining financing required to fund further growth. Should the Company obtain future financing to fund its growth plans, it is likely the Company would record substantial expenses in the periods subsequent to obtaining such financing.

                             RESULTS OF OPERATIONS

REVENUES:

The Company's revenues for the years ended September 30, 1997, 1996, and 1995 were $87,824,382, $67,509,222, $44,670,051, respectively, a 30%, 51%, and -11%
change from the years ended September 30, 1996, 1995, and 1994, respectively. Management believes that the increase in revenues in fiscal years ended 1997 and 1996 is due in part, to continued strength in the overall financial markets and to the continued development of training and educational programs by the Company. Management believes that revenues in 1995 were negatively impacted by declining financial markets and rising interest rates that made interest-bearing investments attractive to investors. The Company's revenues are related to the strength of the financial markets. Inflation and interest rates have a direct correlation to the investments the public will use in their search for a higher return.

Commission revenue as a percentage of gross product sales, and as a percentage of total revenues, has gradually declined since the Company's formation. This decline is primarily due to an industry-wide reduction in commissions on purchases of mutual funds and unit investment trusts. These products comprise the majority of the revenues generated by HDVIS, the Company's main operating subsidiary. To the extent that these commissions continue to decline, HDVIS must increase its volume of products sold to maintain historical commission revenue levels.

Due to the declining trend of commission revenue as a percentage of gross product sales, the Company continues to devote significant resources to further development of its fee-based programs. Portfolio management fees from these programs were $11,070,632 for the year ended September 30, 1997, a 71% increase over the year ended September 30, 1996. Portfolio fee revenue for the years ended September 30, 1996 and 1995, were $6,480,537 and $3,219,574, respectively, a 101% and 92% increase over the years ended September 30, 1995 and 1994, respectively.

The reasons for changes in the Company's revenues in the years ended September 30, 1995, 1996, and 1997 are summarized in the following table:

                                % Change for the Years Ended September 30,
                                      as compared to Previous Years
                                ------------------------------------------
Source of Revenue                 1995            1996                  1997
--------------------------      --------        --------                ----

Mutual Fund and UITS (1)          -17%          +47%                   +21%
Variable Insurance
  Products (2)                    +10%          +81%                   +30%
Limited Partnership
  Interests (3)                   -29%          -36%                   -20%
Stocks, Bonds and
  Options (1)                     -15%          +43%                   +48%
Trading (8)                          -           N/A                  +664%
Investment Advisory
  and Portfolio
  Management Fees (4)             +92%         +101%                   +71%
Facility and Service
  Fees (5)                        +75%          -24%                   +29%
Marketing and
  Educational
  Fees (6)                        -11%          +43%                   +53%
Other (7)                         -47%          -14%                   +34%

(1) Revenue increased in 1996 and 1997 due to continued strength in the financial markets and to the continued increases in product sales resulting in part from the growth of the number of Representatives. Other contributing factors include the training programs provided by the Company and stable or declining interest rates. Revenues in 1995 decreased due to rising interest rates that made interest-bearing investments attractive to investors.
(2) Revenues increased due to the increase in the number of Representatives licensed to offer this product and market conditions that made this product a more attractive investment.

(3) Revenues decreased due to a decline in demand for this type of product due to changes in tax laws and the economic viability of these products.

(4) Revenues increased in part due to an increase in the number of Representatives licensed to offer this product and the development of additional fee-based services. The division has continued to grow with the addition of new accounts and new services, VestFlex and VestAdvisor Investment Programs. During 1995, 1996 and 1997, the Company has devoted significant resources to further develop its fee-based programs.
(5) Facility and Service Fees increased in 1995 and 1997 due to an increase in the resources available to support this product line. Fees in 1996 decreased due to a decline in resources available to support this product line.
(6) Revenues in 1996 and 1997 increased due to increases in sales and the expansion of the educational programs and seminars provided by the Company. Product sponsors assist in the funding of the Company's educational services. Revenues in 1995 decreased as a direct result of a sluggish market, which reduced the receipts from product sponsors.

(7) Effective November 15, 1989, the Company began charging a transaction fee of $10.50 for each transaction processed by the Company, subject to certain limitations. This policy was discontinued in the first quarter of fiscal year 1995. Transaction fees for the years ended September 30, 1994, and 1995 were $845,436 and $64,586 respectively. The increase in 1997 is due to increased interest income received by the Company from increased cash reserves maintained during the year.

(8) Revenue from trading activities were $29,863 and $228,217 for the years ended September 30, 1996 and 1997, respectively.

NET INCOME:

Net income for the year ended September 30, 1997 was $2,142,063 compared to net income of $1,188,707 and $1,329,001 for the years ended September 30, 1996 and 1995, respectively.

General and administrative expenses for the years ended September 30, 1997 and 1996 were $19,394,200 and $16,072,510, respectively an increase of $3,321,690 and $5,261,618 from the prior years ended September 30, 1996 and 1995, respectively. To meet increased service demands, the Company increased staffing levels by 33%. The Company's total number of employees grew from 189 to 251, with additions in the areas of financial planning support, advisory services, trading, compliance, customer service, and information services. General and administrative expenses include incentive compensation plans for executive officers, senior managers, and employees. The Company's Representative base has increased 16% from 4,471 in September 1995 to 5,197 in September 1997. This increase as well as the continued strength in the financial markets over the same period, are the primary reasons for the Company's staff build-up over the past two years.

Management believes that the Company's investment in the training, development, and support of its Representative base through proprietary education programs has contributed to the increase in revenues experienced by the Company.

General and administrative expenses for the year ended September 30, 1995 were $10,810,892, a decrease of $2,893,060 from the prior year total of $13,703,952. A substantial amount of the Company's expenses are variable and controllable. Therefore, as revenues declined during 1995, the Company was able to reduce certain expenses to maintain its profitability. Additionally, the reduction in general and administrative expenses for fiscal 1995 is partially due to a credit to expense of $381,331 related to the cancellation of an officer's severance agreement.

Included in general and administrative expense are costs related to an arbitration award to a group of clients of a former Representative. Also included in the increased expenses are amounts related to incentive compensation plans for executive officers, senior managers and employees, and additional administrative and operational staff necessary to support the

Company's current and projected operating levels. The following table summarizes the related charges to general and administrative expense related to this matter. For a more detailed discussion see "Item 3. Legal Proceedings."


                                            Year Ended September 30,
                                     -----------------------------------------
                                           1995        1996        1997
                                        ----------  -----------  --------
Professional fees and other
   Expenses                             $  42,312   $  665,937   $ 47,393
SEC sanction                             (150,000)           -          -
Receivable from bonding
   Company                                      -     (250,000)         -
Payments and arbitration
   Awards to plaintiffs                   452,292    1,700,000    121,035
                                        ---------   ----------   --------

                                        $ 344,604   $2,115,937   $168,428
                                        =========   ==========   ========


The Representative development process is the cornerstone of the Company's concept of providing the client with the most qualified professional Representative available. The Company has made, and will continue to make, significant investments in the development of programs to provide Representatives with training designed to keep them apprised of financial opportunities for their clients.

The Company requires its Representatives to obtain specific licenses, complete training programs and follow prescribed procedures in adding financial planning and implementation services to their practices.

The training and marketing programs offered by the Company to its Representatives include software support such as an asset allocation and tax form based investment analysis program, educational events such as RSS meetings and marketing initiatives that include self-study kits and newsletters, and various other regional and national meetings sponsored by the Company as well as the sponsors of products sold by the Company's Representatives. Currently, the Company holds two national training conferences annually.

Representative development costs for the year ended September 30, 1997 and 1996 were $7,485,266 and $6,506,014, respectively, an increase of $979,252 and $1,979,377 over the prior years ended September 30, 1996 and 1995, respectively. Representative development costs for the year ended September 30, 1995 were $4,526,637, a decrease of $411,490 over the prior year.

At September 30, 1997, the Company has approximately 5,197 fully licensed Representatives and approximately 1,073 Representatives in various stages of licensing.

The Company recruits Representatives for its subsidiaries HDVIS and HDVAS and other affiliated entities. Since its inception, the Company has developed a recruiting process which it believes results in a larger network for distribution of financial products and services. Based on its experience in this area, the Company typically uses methods that have been proven to be the most effective in the past. These methods include direct mail, recruiting seminars, telemarketing, trade shows, referral incentive programs, trade publication advertising and various education events. The Company may employ additional methods of recruiting in order to develop and determine the effectiveness of such alternatives.

The Company's recruiting efforts for the years ended September 30, 1995, 1996, and 1997 resulted in increases in new affiliates of 683, 722, and 1,815, respectively.

Representative recruiting costs for the year ended September 30, 1997 and 1996, were $1,677,594 and $773,909, respectively, an increase of $903,685 and $375,072 over the prior years ended September 30, 1996 and 1995, respectively.

Representative recruiting costs for the year ended September 30, 1995, were $398,837, a decrease of $120,339 from the costs of $519,176 for the year ended September 30, 1994. The increases in fiscal 1997 and 1996 are the result of increased activities designed to find prospective Representatives.

The Company's Representatives include Certified Public Accountants ("CPA"). Currently, however, some state boards have regulations prohibiting CPAs from receiving commissions for the sale or referral of products or services to their clients. Since 1988, 23 states have changed their rules to allow commission income by CPAs and several other states have proposed rule changes. CPA Representatives have been challenged in Louisiana and California, where the receipt of commissions by CPAs are prohibited. The Company has chosen to vigorously support these Representatives. The Company has incurred legal costs of approximately $156,000, $242,000 and $351,000 for the years ended September 30, 1995, 1996 and 1997, respectively, to support these Representatives.

                                USE OF PROCEEDS

The net proceeds to be realized by the Company from the sale of Units consist of an estimated $7,000,000 in Cash Equivalents. Deferrals by a Representative pursuant to the Plan shall be made as such Compensation is earned. Accordingly, the amount attributed to Cash Equivalents will be received by the Company over an extended period of time. The Company anticipates that the net proceeds of the offering will be used for certain new programs in the following areas: (i) operating improvements, (ii) marketing initiatives and (iii) Representative development activities (see "Business - New Programs"). As of September 30, 1997, the Company's Representatives had deferred $1,167,165 pursuant to the Plan.

The following table represents the Company's estimate of the allocation of the estimated proceeds of this offering that will be received over an extended period of time. The Company may find it necessary or desirable to reallocate the net proceeds among the described categories if its expectations regarding general economic conditions and conditions in the financial service industry should change (see "Business - New Programs"). If attractive opportunities become available, or if circumstances indicate that it is imprudent or impractical to follow the following estimated allocations, the Company may use portions of the proceeds for other uses which may not be presently identifiable.



                                Approximate     Percent
                              Dollar Amount(1)   of Net
                              ----------------  --------

Operating Improvements (2)       $4,000,000         57%
Marketing Initiatives (2)           900,000         13%
Representative Development
  Activities (1)                  2,100,000         30%
                                 ----------        ---
                                 $7,000,000        100%
                                 ==========        ===

(1) The estimate by the Company is that Representatives will defer $7,000,000 as Cash Equivalents over an extended period of time.
(2)  See "Business - New Programs"

                               CAPITALIZATION

The following table sets forth the capitalization of the Company at September 30, 1997:


                                                             Adjusted For
                                         Actual at           Deferral of
                                     September 30, 1997  Cash Equivalents (2)
                                     ------------------  --------------------

Long Term Debt                            $1,323,375            $2,323,375

Shareholders' investment:

Preferred stock, $6 par value,
10,000,000 shares
Authorized; 250,067 issued                 1,500,402             1,500,402

Common stock, $.05 par value,
100,000,000 shares authorized;
5,423,341 outstanding (1)                    271,167               271,167

Additional paid-in capital                 5,113,334             5,113,334

Retained Earnings                            163,658               163,658
                                          ----------            ----------

Total shareholders' investment             7,048,561             7,048,561
                                          ----------            ----------

Total Capitalization                      $8,371,936            $9,371,936
                                          ==========            ==========


(1) Does not include up to 800,000 shares reserved for stock options (see "Management - Stock Options").

(2) Assumes $1,000,000 of deferred compensation during the next twelve months and $7,000,000 over the life of the Plan.


                                   BUSINESS

H.D. Vest, Inc. ("Company"), founded by Herb D. Vest, was formed on December 17, 1986, as a Texas corporation. The Company is a financial services company, organized for the purpose of investing in financial service companies and providing management services to such companies as well as other entities. The Company also conducts operations under the corporate assumed name of H.D. Vest Financial Services. The Company owns all the outstanding shares of the following subsidiaries.

                                H.D. Vest, Inc.
                      d/b/a H.D. Vest Financial Services

                                     Incorporated
           Subsidiaries                 (TEXAS)           Services
           ------------              -------------        --------

H.D. Vest Investment Securities,         1983       Registered Securities
Inc. "HDVIS"                                         Broker-dealer
                                                    Products:
                                                     Mutual Funds
                                                     Unit Investment
                                                    Trusts
                                                     Limited Partnerships
                                                     Stocks and Bonds

H.D. Vest Advisory Services, Inc.        1987       Registered Investment
 "HDVAS"                                             Advisor
                                                     Agent Licensing
                                                      Assistance
                                                     Money Management
                                                      Services

H.D. Vest Mortgage Services, Inc.        1989       Inactive Subsidiary
 "HDVMS"

H.D. Vest Collateral Management          1988       Inactive Subsidiary
 Company "HDVCMC"

H.D. Vest Business Valuation             1987       Inactive Subsidiary
 Services, Inc.  "HDVBVS"

H.D. Vest Corporate Finance, Inc.        1990       Inactive Subsidiary
 "HDVCF"

The Company was established to meet the growing demand for professional financial services, and to provide such services primarily through tax professionals. The Company's management believes that the tax professional is uniquely qualified to give confidential, professional financial advice and implement financial plans due to the tax professional's knowledge of his or her clients' financial affairs. The Company offers the tax professional the means to provide personalized financial services to the consumer while simultaneously providing the tax professional with an additional source of income.

                          REGISTERED REPRESENTATIVES

The Company utilizes a single Representative base to market its financial service products. As of September 30, 1997, the Company's has approximately 5,197 fully licensed Representatives and approximately 1,073 Representatives in various stages of the licensing process.

                      H.D. VEST REGISTERED REPRESENTATIVE
                DISTRIBUTION BY STATE AS OF SEPTEMBER 30, 1997

                                     (map)

The following map illustrates the geographic location of the Company's approximately 5,197 fully-licensed Representatives.


Alabama                     28                Montana                     14
Alaska                       5                Nebraska                    15
Arizona                    156                Nevada                      23
Arkansas                    33                New Hampshire               15
California                 719                New Jersey                 168
Colorado                   130                New Mexico                  11
Connecticut                 60                New York                   297
Delaware                    15                North Carolina              89
District of Columbia        10                North Dakota                15
Florida                    312                Ohio                       209
Georgia                     92                Oklahoma                   151
Hawaii                      10                Oregon                      40
Idaho                        8                Pennsylvania               239
Illinois                   190                Puerto Rico                  1
Indiana                     77                Rhode Island                16
Iowa                        35                South Carolina              23
Kansas                      40                South Dakota                 8
Kentucky                    29                Tennessee                   50
Louisiana                   89                Texas                      827
Maine                       30                Utah                        31
Maryland                   105                Vermont                     17
Massachusetts              141                Virginia                    87
Michigan                   115                Washington                  70
Minnesota                   78                West Virginia               14
Mississippi                 41                Wisconsin                  128
Missouri                    81                Wyoming                     10
                                                                       -----
                                              Total                    5,197
                                                                       =====

                     TECHNICAL SALES AND SUPPORT SERVICES

The Company has assembled staff experts in areas of individual and business financial planning, including Certified Public Accountants, Certified Financial Planners, Chartered Financial Analysts, Chartered Life Underwriters, Certified Investment Management Analysts, Chartered Financial Consultants, Certified Employee Benefits Specialists, Chartered Pension Consultants, Enrolled Agents, Certified Management Accountants, American Institute of Certified Public Accountants-Accredited Personal Financial Specialists, Lawyers and Pension and Executive Compensation Certificate recipients. The Company's staff of financial professionals provide financial planning and product information to H.D. Vest Representatives who in turn assist their clients with their financial planning needs. These services to clients include, but are not limited to, investment and insurance planning and product selection, portfolio management, assistance in establishment of employee benefit plans, and estate planning.





                            REGIONAL SUPPORT SYSTEM

The Company has developed a local support system designed to provide Representatives assistance in all aspects of financial planning including sales and marketing training, time management, practice management, financial products, and case studies. The Regional Support System (RSS) also provides a network for Representatives to consult with each other and analyze actual client situations. This system operates on the philosophy that the Representatives will learn from other Representatives who have successfully added financial planning services to their practices.

Each RSS group is led by a successful H.D. Vest Representative. This Representative has met specific criteria and attended training before beginning to train fellow H.D. Vest Representatives. The Regional Support System is divided into Mentor, Chapter and Summit teams determined by varying degrees of Representative production.





                             EDUCATIONAL SERVICES

The Company's educational staff develops educational materials, programs and seminars designed to enhance the technical skills and knowledge of Representatives. Tools used to train and educate the Company's Representatives and their clients include, but are not limited to, self-study courses, newsletters, promotional pieces and software.

                           REPRESENTATIVE RECRUITING

The Company recruits Representatives for its subsidiaries HDVIS and HDVAS and an affiliated insurance entity. Since its inception, the Company has developed a recruiting process which the Company believes results in a larger network for distribution of financial products and services. Based on its experience in this area, the Company typically uses methods that have been proven to be the most effective in the past. These methods include direct mail, recruiting seminars, telemarketing, trade shows, referral incentive programs, trade publication advertising and various education events. The Company may employ additional methods of recruiting in order to develop and determine the effectiveness of such alternatives.

                          REPRESENTATIVE DEVELOPMENT

The Representative Development process is the cornerstone of the Company's concept of providing the client with the most qualified professional Representative available. The Company has made, and will continue to make, significant investments in the development of programs to provide Representatives with training designed to keep them apprised of financial opportunities for their clients.

The Company requires its Representatives to obtain specific licenses, complete training programs and follow prescribed procedures in adding financial planning and implementation services to their practices.





The training and marketing programs offered by the Company to its Representatives include software support such as an asset allocation and tax form based investment analysis program, educational events such as the RSS meetings and marketing initiatives including self-study kits and newsletters, and various other regional and national meetings sponsored by the Company as well as the sponsors of products sold by the Company's Representatives. Currently, the Company holds two national training conferences annually.





                            REPRESENTATIVE SYSTEMS

The Information Services Division ("Division") provides computer support systems for both the Company and its Representatives. The Division is responsible for developing and writing programs and for maintaining the hardware that support the Company's operations.

The Company recognizes that access to information, and the ability to process that information quickly and accurately, must be a business priority. To that end, the Company has developed an Intranet Site, Internet Site, and undertaken a variety of other computer software and hardware improvement initiatives.

During fiscal 1997, the Company developed an Internet site that is accessible to any World Wide Web user at www.hdvest.com. The Company's web site is primarily an advertising and recruiting tool used by the Company to provide information about itself to interested individuals. The Company intends to continually expand the information available on this web site.

Also in fiscal 1997, the Company developed, for the sole use of its Representative base, an Intranet site. The Company's Intranet site provides, to licensed Representatives, a complete array of information and services primarily for use in providing investment services to clients. Services provided, or to be provided in the future, include access to information on client accounts, on-line quotes, remote order entry capability, and access to the forms libraries of mutual fund product sponsors. The Company intends to continually expand the information available on, and capabilities of, the Intranet site.

The Company is currently developing a Representative Desktop. This computer system will provide the Representative with an office management system that will integrate with the Company's existing computer hardware and software.

                     INSURANCE AGENCY MANAGEMENT SERVICES

The Company provides management services to an affiliated insurance agency, H.D. Vest Insurance Services. HDVIns represents a diversified spectrum of national insurance companies offering life, health, disability, long-term care and variable and fixed annuity products for both individuals and businesses. Representatives of the Company are licensed through HDVIns to sell insurance products. These Representatives are paid a commission on such sales by HDVIns or HDVIS in certain circumstances. The Company does not receive any portion of these commissions but does receive a facility and service fee for management and other services rendered by the Company. The Company has charged HDVIns $551,379, $416,298 and $538,700 for the years ended September 30, 1995, 1996 and
1997, respectively. As of September 30, 1997, the Company had a receivable of approximately $142,145 from HDVIns.

                              INVESTMENT SERVICES

H.D. Vest Investment Securities, Inc. is registered as a broker-dealer in all 50 states, the District of Columbia and the Commonwealth of Puerto Rico, and is the investment products and trading subsidiary of the Company. HDVIS offers non-proprietary investment products including mutual funds, unit investment trusts, direct investments, stocks and bonds. HDVIS is a member of the National Association of Securities Dealers, the Securities Investors Protection Corporation, and the Securities Industry Association.


                          TRADING AND CUSTOMER SERVICE

Trading and customer services are provided by the Company to its Representatives on an ongoing basis. The Company's trading room processes trades in mutual funds, direct investments, unit investment trusts and individual securities. In addition, the H.D. Vest Discount Brokerage Service allows investors to buy and sell individual securities at discounted commission rates.

The following table summarizes the number of securities transactions processed by the Company:

                     Years Ended September 30,
                     -------------------------
                  1995         1996         1997
                  ----         ----         ----

                1,569,425    2,422,705    4,042,941


Customer accounts for trading of stocks and bonds and certain mutual fund and direct participation programs are cleared on a fully disclosed basis through National Financial Services Corporation, 161 Devonshire Street, Mail Stop D6, Boston, Massachusetts 02110. National Financial Services Corporation, as the clearing firm for HDVIS, maintains all stock, bond and option transactions of HDVIS' customers on its own records. The majority of transactions involving mutual funds and direct participation programs are handled directly with the product distributors.

                           REPRESENTATIVE LICENSING

The Company provides step-by-step assistance to Representatives in obtaining their securities, insurance and Registered Investment Advisor licenses, including educational programs for exams and administrative processing through the National Association of Securities Dealers, and the state agencies supervising securities and insurance licensing.

                          COMPLIANCE AND SUPERVISION

The financial services industry is subject to extensive regulation on both the federal and state levels, with which the Company and its subsidiaries must comply (see "Government Regulation"). HDVIS and HDVAS must maintain current registration with the applicable regulatory bodies.

The Company requires that all Representatives follow the Company's Compliance and Supervisory Procedures. To that end, the Company's Compliance Department is responsible for Representatives' compliance with rules of the regulatory bodies that supervise the financial services industry. Due to the strict regulation of the financial services industry by federal and state agencies, it is important that the Company keep abreast of the activities of its Representatives and internal staff. The Company's Compliance Department supervises the investing activities of all Representatives.

                   PROFESSIONAL INVESTMENT ADVISORY SERVICES

H.D. Vest Advisory Services, Inc. ("HDVAS") conducts the investment advisory activities of the Company. HDVAS, formed in 1987 as a Texas corporation, is registered as an investment advisor with the Securities and Exchange Commission and various state regulatory agencies and is a member of the Investment Company Institute. The Company's Representatives can register as Investment Advisor Representatives under HDVAS, giving them the capability of providing fee-based financial planning services to their clients.

HDVAS provides three fee-based services. The VestPremiere Investment Program is designed for clients with a minimum $100,000 of currently investable assets, and allows individual investors, foundations, endowments, retirement plans and trusts to access comprehensive and independent consulting services that historically were reserved for only large institutional investors. This service helps investors to determine an appropriate asset allocation and to choose the proper money managers to manage various portions of their investment portfolio. A quarterly report is provided to each client detailing investment performance.

The VestFlex Investment Program is designed to provide clients with a minimum $10,000 of investable assets with asset allocation and professional-monitoring services. Individual investment objectives and risk tolerances are utilized to select the optimal portfolio in order to meet the client's needs. Each portfolio is invested in a family of mutual funds and diversified into different asset classes. A quarterly report is provided to each client detailing investment performance.

The Vest Advisor Investment Program accommodates clients with a minimum of $25,000 of current investable assets. These investments are managed by the client's Representative according to the portfolio goals established by the client. Each client's investment is held in a single brokerage account. A quarterly report is provided to each client detailing investment performance.




                                 NEW PROGRAMS

The Company plans to use the proceeds of this offering as well as cash amounts deferred under the Plan to undertake several new programs in the coming years in an effort to improve the productivity of its Representatives and the efficiency of the Company's corporate support staff. Such new programs will be implemented at the discretion of the Company.

OPERATIONAL IMPROVEMENTS:

The Company is competing in an industry that is rapidly changing. In order to effectively respond to the competition, the Company and its corporate support staff and Representatives must evolve to meet these demands. The Company's goal is to provide its staff with the training opportunities and the systems support to meet this challenge.

Staff Training:
---------------

In order to achieve this goal the Company must continually assess and enhance its employees' skills and effectiveness. With the changes in the financial services industry, the Company's staff must learn new skills that will make it more adaptable and flexible. In order to ensure that the Company's staff is ready to meet the challenges afforded by working for a growth company in a fast-paced industry, the Company will develop a comprehensive training and continuing education curriculum. Various training media will be utilized for the delivery of the training programs, including audio, video, self-study and computer-based training.

Corporate Integrated Systems:
-----------------------------

In order to stay competitive in the financial services industry, the Company must vastly improve its systems' capabilities. Because of the labor intensive nature of the Company's business caused by increases in regulatory paperwork and disclosure and pressure from Representatives regarding fees and payout, firms that do not keep pace with technology advancements will be left behind by their competition.

To the extent feasible due to current regulatory requirements, the Company's goal is to electronically communicate with the Representatives, eliminating as much mail, paper and telephone calls as possible. This affects every department at the Company and every Representative and client in the field. The ability of the Company to improve technological capabilities in a cost-effective manner could significantly affect growth and profitability.

Over the coming years, the Company plans to make the following systems improvements and enhancements:

     o    Improve analysis through development of systems.

     o    Improve telemarketing systems in Recruiting and Marketing.

     o Develop software that integrates existing systems with outside product information clearing houses to facilitate:
            -  Client account maintenance
            -  Transaction processing
            -  Cash Management
            - Exchange of information regarding client accounts with major product sponsors.

     o    Implement work flow management to improve staff efficiencies.

     o Develop expert system for staff and Representatives providing them access to information with 70% of expert ability.

Representative Integrated Systems:
----------------------------------
The Representatives have the same challenges that the Company faces in competing in today's financial services industry. They require integrated systems to effectively manage their practices. The Company must be on the leading edge of providing the best systems available for the management of all areas of our Representatives business. Over the coming years, the Company plans to develop or improve Representative systems in the following areas:

     o Communication software that not only allows direct communication with the home office but also provides look-up capabilities for client account information, commission status, customer service problem log status and access to compliance and licensing information and educational event registration.

     o Develop integrated systems to support marketing and operations, including contact management, tax preparation, marketing from the tax return, financial planning integrated with tax preparation software and investment monitoring and reporting.

     o    Develop programs for preparing client presentations.

MARKETING INITIATIVES:
The Company firmly believes that in order to achieve its objectives, it will need to become well known by accounting and financial professionals as well as by the public at large. The Company has developed several strategies to achieve public awareness.

Book Publishing and Public Seminars:
------------------------------------

The Company has identified a series of financial planning oriented books to be published for the general public. The Company has published two books, "Wealth:
How to Get It, How to Keep It" and "Wealth Workout", published in 1993 and 1995, respectively. The Company will promote these books to Representatives, Representatives' clients and to the general public. A media tour will help to promote the books and a 1-800 number will be used to refer interested individuals to a qualified H.D. Vest Representative. Additional books are planned for the following topics:

     o    Investing for Small Businesses
     o    Investing for Young Adults
     o    Investing for Women
     o    Investing for Retirees
     o    Reference Manual on Financial Designations

     The Company plans to actively promote these books to:

     o    Gain name recognition
     o    Promote H.D. Vest Representatives
     o    Educate the public
     o    Be perceived as different and unique in the industry
     o    Be perceived as experts in the industry
     o    Enhance recruiting efforts

Cooperative Advertising:
------------------------

Representatives who meet specific criteria and agree to adhere to certain standard procedures will be invited to participate in the Company's future cooperative advertising programs and will share in the cost of development, testing and implementation of national, regional and local advertising initiatives.

Fee-Based Products and Services:
--------------------------------
The Company believes that in order to attract and retain successful Representatives, it must offer a variety of fee-based compensation programs in addition to the commission-based products that now comprise the majority of its revenues. In 1993 the VestFlex program was introduced. The program has been well received by the Company's Representatives and is expected to expand over the next five years to include:

     o    Flexible investing into specific mutual funds
     o    Portfolio consisting of mutual funds of more than one fund family
     o Complete systemization of the processing of transactions and simplification of paperwork

Additionally, in October 1995, the VestAdvisor Program was introduced. This program accommodates clients with a minimum of $25,000 of current investment assets.

Direct Marketing Programs:
--------------------------

The Company plans to develop tested direct marketing programs for use by its Representatives. These would include marketing letters, brochures, seminar presentations and one-on-one client presentations and include complete training on use and implementation of the programs.

Public Seminars:
----------------

The Company plans to develop and conduct public seminars to educate the public on the importance of understanding basic financial principles.

REPRESENTATIVE DEVELOPMENT ACTIVITIES:

Support:
--------

The accountant/tax professional Representative needs the support of the Company to implement financial planning services into their existing tax practice.

     o FIELD SUPPORT. The Company believes that an important element that is currently missing from its support services is the availability of in-field training and sales assistance for new Representatives and those who need more personalized services than can be provided via the telephone support of the home office. The Company believes that this can be accomplished through the widespread implementation of the Regional Support System ("RSS"). The RSS is a field support program designed to train and support Representatives in the technical aspects of financial planning, motivation and sales training, time and practice management, financial products, and support in actual client situations.

     o TECHNICAL SUPPORT. The Company offers comprehensive Technical Support services to its Representatives. These services include support in the areas of

          Retirement Planning, Investment Planning, Education Planning, Employee Benefits, Tax Planning, Risk Management, Qualified Plans, Product Selection, Bank Marketing Programs and Marketing Strategies. The Company employs staff experts in every area who are dedicated to providing technical information to its Representatives. The Company believes that the addition of staff experts in Estate Planning, Portfolio Management, Asset Allocation and Insurance are key to the continued success of the Technical Support services.

     o PRODUCT SUPPORT. Because of the large volume of product sales the Company supplies to major product sponsors, it has been able to negotiate personalized product support from the wholesaler teams of the sponsors. The wholesalers are available to Representatives for client presentations, seminar presentations and assistance in product selection.

Training:
---------

The Company has done extensive research into the training necessary to accomplish a successful and profitable transition for the tax professional to provide financial planning services to his or her clients. The research has shown that the basic needs for training fall into the following categories:

     o    Technical (identifying client needs)
     o    Product (choosing a product)
     o    Operations (processing paperwork)
     o    Sales (making the recommendation)
     o    Marketing (proven marketing techniques)
     o    Motivation (overcoming fears)
     o    Practice Management (transition to financial planning)

In June, 1994, the Company completed work on the first in its series of many comprehensive, integrated training programs (the Rep Success Program). These programs will utilize various training media in order to maximize the success of the program.

In addition to providing top quality training programs to enhance the skills of the Representatives, the Company plans to provide Continuing Professional Education ("CPE") credit where available for CPAs, CFPs, EAs, CLUs, ChFCs and other financial services designations.

                       OPERATIONS AND SOURCES OF REVENUE

The Company and its subsidiaries operate primarily in a single industry segment: securities brokerage and related financial services. The following table sets forth the Company's total revenues by major source:

                    SUMMARY OF COMPANY'S SOURCES OF REVENUE




                                    Year ending September 30,
                                    -------------------------

                                 1995         1996         1997
                                 ----         ----         ----
Mutual Fund and UITs          $30,611,062  $44,960,556  $54,222,732
Partnership Interests             198,910      126,945      101,885
Stocks, Bonds and Options       1,930,867    2,752,832    4,084,707
Insurance Products              4,286,916    7,753,815   10,098,858
Trading                                 -       29,863      228,217
Marketing and Education
 Fees                           2,933,055    4,182,201    6,396,111

Portfolio Management Fees       3,219,574    6,480,537   11,070,632
Facility and Service Fees
 from Affiliate                   551,379      416,298      538,700

All Other                         938,288      806,175    1,082,540
                              -----------  -----------  -----------

Total Revenue                 $44,670,051  $67,509,222  $87,824,382
                              ===========  ===========  ===========


The Company had assets of $11,666,371, $16,950,759 and $19,747,631 for the years ended September 30, 1995, 1996 and 1997, respectively. The Company had net income after tax of $1,329,001, $1,188,707 and $2,142,063 for the years ended September 30, 1995, 1996 and 1997, respectively.


                                  TRADEMARKS

The Company has trademarks, including H.D. Vest Financial Services, that protect the Company against the unauthorized use of its corporate name and programs. These trade names are valuable assets of the Company and unauthorized use of these trade names are prosecuted as necessary to protect the Company's interests.

                        DEPENDENCE ON A SINGLE CUSTOMER

No material part of the Company's consolidated commission revenues is originated by a single Representative.

                             GOVERNMENT REGULATION





H.D. VEST INVESTMENT SECURITIES, INC. - The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers such as HDVIS, however, has been delegated to self-regulatory organizations such as the NASD. The NASD conducts periodic examinations of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. HDVIS is currently registered as a broker-dealer in all fifty states, the District of Columbia and the Commonwealth of Puerto Rico.

The regulations to which broker-dealers are subject cover all aspects of the securities business, including sales methods, representative supervision, trade practices among broker-dealers, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations, and changes in the interpretation of enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC and the self-regulatory organizations may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulations and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers (see "Item 3 Legal Proceedings").

HDVIS is a member of the Securities Investors Protection Corporation. SIPC provides protection to customers (but not shareholders) if a SIPC member fails financially. Customers (NOT INCLUDING INVESTORS IN THE STOCK OF THE COMPANY) of HDVIS that have securities and/or cash on deposit with HDVIS, would be protected up to a maximum of $500,000, including up to $100,000 on claims for cash.

HDVIS is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to
1. Minimum net capital can never be lower than $250,000 or 6 2/3% of aggregate indebtedness, as defined, whichever is greater. In computing net capital under the Uniform Net Capital Rule, various adjustments are made to net worth to exclude assets which are not readily convertible into cash and to conservatively state other assets, such as a firm's position in the securities that it holds in its own account. To that end, a deduction is made against the market value of such securities to reflect the possibility of a market decline prior to their disposition. For each dollar that net capital is reduced, by means of such deductions or otherwise (for example, through operating losses or capital rules, which are unique to the securities industry), financial restrictions are imposed upon the Company which are more severe than those imposed on corporations engaged in certain other types of business (see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources"). HDVIS had net capital, required net capital and excess net capital for the years ended September 30, 1995, 1996 and 1997 as follows:





                           1995        1996        1997
                        ----------  ----------  ----------

Net capital             $1,449,906  $1,409,407  $1,992,987

                        ----------  ----------  ----------
Required net capital       250,000     392,490     381,470
                        ----------  ----------  ----------
Excess net capital      $1,199,906  $1,016,917  $1,611,517
                        ==========  ==========  ==========


H.D. VEST ADVISORY SERVICES, INC. - The financial planning industry is subject to federal regulation under the Investment Advisor Act of 1940, requiring those providing fee-based investment advice to register with the SEC. Most states also have registration and reporting requirements. HDVAS is registered as an investment advisor with the SEC and 49 state regulatory agencies.




                                  COMPETITION

There is intense competition in the brokerage and insurance industry from large, diversified, well-capitalized brokerage firms, financial institutions and other organizations. Retail financial service providers and other financial institutions are investing substantial capital in advertising and direct solicitation of customers to increase their market share. In many cases the Company is competing directly with these organizations for the same market share.

                                   EMPLOYEES

At September 30, 1997, the Company employed 251 full-time employees who provide support services to Representatives of the Company. To the extent that the Company recruits additional Representatives, the number of employees would be expected to increase proportionately during the fiscal year ending September 30, 1998.

                            Employees by Department
                            As of September 30, 1997

                    Marketing and Technical Support     97
                    Administration and Other            26
                    Operations                         116
                    Educational Services                12
                                                       ---
                    Total Employees                    251
                                                       ===

The majority of employees are college graduates and are securities licensed.

                                 PROPERTY

The Company occupies approximately 34,000 square feet of office space in Irving, Texas, located at 433 East Las Colinas Blvd. The Company's lease expires in May 1998.

In August 1997, the Company entered into a ten-year operating lease agreement under which the Company will occupy approximately 80,000 square feet of office space in a new facility in Irving, Texas. The Company intends to relocate its operations to the new facility by the end of January 1998.

                                   MANAGEMENT

The following table provides certain information about each of the Company's and its subsidiaries' current members of the board of directors, officers and directors of certain divisions of the Company as of September 30, 1997.


        Name                 Age        Position with the Company
        ----                 ---        -------------------------


Herb D. Vest                  53        Chairman of the Board of
                                        Directors, President and
                                        Chief Executive Officer

Barbara Vest                  51        Member of Board of
                                        Directors

Kenneth E. Reynolds           68        Member of Board of
                                        Directors

Jack B. Strong                67        Member of Board of
                                        Directors

Jerry M. Prater               55        Member of Board of
                                        Directors

Phillip W. Mayer              55        Member of Board of
                                        Directors

Lynn R. Neidermeier           44        Member of Board of
                                        Directors

Roger Ochs                    36        Marketing Director

Shannon A. Soefje             38        Senior Vice President
                                        and
                                        Corporate Secretary

W. Ted Sinclair               33        Vice President and Chief
                                        Financial Officer

                             DIRECTORS AND OFFICERS

HERB D. VEST, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Prior to assuming his present position with the Company and HDVIS in June 1983, Mr. Vest practiced public accounting and financial planning for ten
(10) years as the sole proprietor of Herb D. Vest, CPA. Prior to June 1983, Mr. Vest was also registered with a National Association of Securities Dealers firm. He was a principal with that firm and managed a branch office. Mr. Vest is a Certified Public Accountant, Certified Management Accountant, Certified Financial Planner, Chartered Financial Analyst, Certified Fund Specialist, Certified Investment Management Analyst, Chartered Life Underwriter, Registered Health Underwriter, Chartered Financial Consultant, Accredited Personal Financial Specialist and Certified Employee Benefit Specialist. He holds certificates in Pension and Executive Compensation and

Estate Planning & Taxation. Mr. Vest holds a Bachelor of Science Degree in Political Science and Masters of Science Degrees, in Taxation, Financial Services and Management. He holds a Juris Doctorate and is licensed to practice law in California. Mr. Vest holds a Doctorate in International Business Administration. He is a National Association of Securities Dealers General Securities Principal, Registered Options Principal, Municipal Securities Principal, and Financial and Operations Principal. He is a licensed real estate broker and licensed life, health and accident insurance agent as well as a master fellow of the International Society for Philosophical Inquiry. Mr. Vest is also a Registered Representative of Hartford Equity Sales which is located in Dallas, Texas. Following graduation from college in 1966, Mr. Vest served as an infantry officer in the U.S. Army, including two (2) tours of duty in Vietnam. He has served as a lecturer at local colleges and universities including the University of Texas at Arlington and the Seminar for Financial Analysts held at the University of Windsor, Ontario. He is also a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. dditionally, Mr. Vest has written on international trade, taxation, portfolio management and the financial services profession for such publications as Global Custodian, Business Mexico, Personal Financial Planning, Accounting Today, CFP Today, Real Estate Securities & Capital Markets, and The Dallas Business Journal. In 1994, 1996 and 1997, Mr. Vest was voted among the 100 Most Influential People in Accounting by Accounting Today Magazine.

BARBARA VEST, BOARD OF DIRECTORS, REPRESENTATIVE RELATIONS DIRECTOR. She has been involved in every phase of developing the Company. Her responsibilities include expanding the Company's Representative force and developing Representative services. Ms. Vest was integrally involved in Herb Vest's private CPA practice for ten years in Irving, Texas and was an independent consultant to the Company until October 1996 when she was employed by the Company as Representative Relations Director. She is qualified to speak on many facets of practice development for the tax and financial professional. Image building, goal setting, referral development and employee training are just a few of the topics in Ms. Vest's speaking repertoire. She is also a featured columnist for Accounting Today. Ms. Vest is active in many national and local professional organizations and is a dedicated Company Representative for the community and political affairs. She holds a master's degree from Texas Tech University and is a member of Mensa. She holds a real estate license, a Group I Life Insurance license, and is a NASD General Securities Principal. Ms. Vest is also a member of the Texas Woman's Alliance and Sales and Marketing Executives associations.

KENNETH E. REYNOLDS, BOARD OF DIRECTORS. He started his Norman, Oklahoma-based Certified Public Accounting practice in 1965. He is past Chairman of the Personal Financial Planning Committee of the Oklahoma Society of CPAs and past President of the Norman Chapter of the Oklahoma Society of CPAs. Also, Mr. Reynolds serves on the Arthur Andersen LLP A-plus Tax User Advisory

Committee. He became a registered Representative of the Company in 1987 and became a Director of the Company in fiscal year 1993.

JACK B. STRONG, BOARD OF DIRECTORS. He was elected to the Texas State Senate in 1962, where he served until his retirement in 1971. Since leaving the Senate, he has served on various state committees, boards and commissions, including chairing Lt. Governor Hobby's Blue Ribbon Committee on Ethics Reform, the Regional Medical Program of Texas, and the Texas State Board of Education, and currently serves on the Interstate Oil Compact Commission. Mr. Strong serves as President of Texas-based General Equities, Inc. and Strongworth, Inc. From January 1992 to January 1993, Mr. Strong served as an advisor to the Company's Board. He has been a Director of the Company since fiscal year 1993.

JERRY M. PRATER, BOARD OF DIRECTORS. He has been a practicing Certified Public Accountant since 1983. He has held positions with agencies of the U.S. Department of Defense, Continental Electronics Mfg.Co., Hill & Wilkinson and Quazon Corporation, prior to founding his own Dallas, Texas-based public accounting practice in 1983. Mr. Prater was elected to the Board of Directors of the Company in 1994.

PHILLIP W. MAYER, BOARD OF DIRECTORS. He has held a variety of command and staff positions as an Infantry Officer in the United States Army prior to his retirement in 1982. Mr. Mayer holds two master's degrees and was designated a Certified Public Manager by the Arizona State University Advanced Public Executive Program in 1990. Since 1985, he has worked in the corrections profession as a Program Manager and Director of Staff Training. He currently serves as a Staff Training Manager for the Santa Clara County Department of Correction, San Jose, California. Mr. Mayer was elected to the Board of Directors of the Company in 1994.

LYNN R. NIEDERMEIER, BOARD OF DIRECTORS. Ms. Niedermeier was an employee of the Company from 1987 through 1993. During that time she was the Company's Vice President of Marketing responsible for managing the Company's sales, marketing, recruiting and educational programs. She was promoted to the position of Executive Vice President in February 1993 and held that position until her resignation in April 1994. In November 1994, Ms. Niedermeier rejoined the Company as its President. In December 1995, Ms. Niedermeier resigned as President. Ms. Niedermeier is a Certified Public Accountant and was a Manager at Arthur Andersen, LLP prior to joining the Company. Ms. Niedermeier is a former City Councilwoman for Grapevine, Texas. She was elected to the Company's Board of Directors in 1994.

ROGER OCHS, MARKETING DIRECTOR. Mr. Ochs was employed by the Company in 1987 and was promoted to Marketing Director in 1995. He is responsible for directing the Company's Recruiting and Development, Field Support, Educational Services, Marketing, Advisory Services and Financial Planning Support Departments. Mr. Ochs previously served as Manager of the Technical Services Division, which included Advisory Services, Retirement Services,

Estate Planning Services and the Banking Division. He graduated from Angelo State University with a bachelor of business administration, a master of business administration from Trinity University and a juris doctor degree from Southern Methodist University School of Law. He is licensed to practice law in the state of Texas. He is a General Securities Representative, General Securities Principal, Registered Options Principal, Municipal Securities Principal, General Life Insurance Agent, Certified Financial Planner and a Chartered Life Underwriter.

SHANNON A. SOEFJE, SENIOR VICE PRESIDENT/CORPORATE SECRETARY. Ms. Soefje was employed by the Company in 1990. In fiscal 1995, she was promoted to Senior Vice President and is responsible for the management of corporate resources which includes the strategic design and implementation of promotional campaigns and the development of corporate and Representative marketing materials. She has held other management positions in the Company including the following departments: Operations, Compliance, Licensing, Recruiting and Research departments. She graduated from Oklahoma City University with a Bachelor of Science degree in business administration. Since 1977, Ms. Soefje has worked for various investment firms. She is a Certified Funds Specialist, General Securities Principal, Registered Options Principal, Municipal Securities Principal and Financial and Operations Principal.

W. TED SINCLAIR, VICE PRESIDENT/CHIEF FINANCIAL OFFICER. Mr. Sinclair was employed by the Company in fiscal 1987 and was promoted to Vice President in fiscal 1993. He is responsible for the financial management of the Company and financial, tax and management reporting and budgeting. Mr. Sinclair previously served as Controller and was responsible for coordinating and controlling all financial reporting and tax activities. He graduated from the University of North Texas with a Bachelor of Science degree in Accounting. He is a Certified Public Accountant, Certified Management Accountant, Certified Financial Planner and a Certified Fund Specialist. He is a General Securities Representative, General Securities Principal, Registered Options Principal, Municipal Securities Principal and Financial and Operations Principal.

                    REMUNERATION OF DIRECTORS AND MANAGEMENT

The following table sets forth all remuneration earned in salary and bonus in the current year to the Chief Executive Officer, the highest paid members of the Board of Directors, Officers and key Senior Managers each receiving in excess of $100,000.

                          Summary Compensation Table

--------------------------------------------------------------------------------------------
                                                         Restricted                 All
    Name & Principal       Fiscal                          Stock      Stock        Other
        Position            Year    Salary     Bonus      Awards     Options   Compensation
                                                                       (1)
--------------------------------------------------------------------------------------------
Herb Vest                    1997  $862,500  $1,869,497           -        -        $ 45,774
Chairman of the              1996   687,500   1,500,000           -        -          21,996
Board of Directors,          1995   500,000           -           -        -          20,766
President and Chief
Executive Officer(2)

Barbara Vest                 1997  $284,167           -           -        -        $ 43,793
Director and Director        1996         -           -           -        -         220,008
Of Representative            1995         -           -           -        -         218,937
Relations(4)


Lynn R. Niedermeier          1997         -           -           -        -        $ 27,126
Director(3)                  1996         -           -           -        -          20,004
                             1995  $245,834           -    $100,000        -          86,004

Roger Ochs                   1997  $150,000  $  155,791           -        -               -
Marketing Director           1996   136,045     125,000           -        -               -
                             1995   107,000           -           -        -               -

Shannon Soefje (5)           1997  $135,000  $   65,851           -        -               -
Senior Vice President        1996   125,500      62,500           -        -               -
And Corporate Secretary      1995         -           -           -        -               -

W. Ted Sinclair (5)          1997  $140,000  $   73,753
Vice President and           1996   130,625      62,500           -        -               -
 Chief
Financial Officer            1995         -           -           -        -               -
--------------------------------------------------------------------------------------------


(1) All officers are covered under a stock option plan (see "Management - Stock Options" and "Certain Transactions - Stock Options").
(2) See Management Agreements for a description of the terms of Mr. Vest's current management agreement.
(3) In December 1995, the officer resigned as President of the Company. She is a member of the Board of Directors.
(4) Was employed by the Company in November 1996 as the Director of Representative Relations.
(5) Compensation below disclosure requirement in prior years.

                             CERTAIN TRANSACTIONS
                     ISSUANCE OF SERIES A PREFERRED STOCK


The Company issued 166,667 shares of non-voting Series A Convertible Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on a note held by a Financial Services company. The price of the non-voting Series A Convertible Preferred Stock was determined through consultation with RAF Financial Corporation. This transaction was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 30, 1991 (see "Certain Transactions - Loan Agreements"). In August of 1997, Herb D. Vest, principal common shareholder, acquired these shares in a private transaction.

The Company issued for cash 83,400 shares of non-voting Series A Preferred Stock at a price of $6.00 per share, in exchange for $500,400, to a second Financial Services company. This sale was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 24, 1991.



                         TRANSACTIONS WITH MANAGEMENT

The terms of the transactions described below are as fair to the Company as could have been made with unaffiliated parties where available and were approved by the Company's independent and disinterested directors.

Future transactions between the Company and its affiliates will be approved by the independent and disinterested directors and will be on terms no less favorable than could be obtained from unaffiliated parties, where available.

MANAGEMENT AGREEMENTS

The Company has an agreement with Herb D. Vest for management services to the Company and he participates in an Executive Officer's Compensation Plan. These agreements provide for a management fee per year including an annual bonus based on the Company's performance related to revenue and net income goals, additions of Company affiliates and Fee Based Assets under Management, as established by the Board of Directors. Effective January 1, 1997, Mr. Vest receives, as management fees, a minimum of $900,000 plus bonus amounts pursuant to the
Executive Officer's Compensation Plan.   The 30% increase in the Company's
revenues combined with positive earnings after consideration of the bonus, as well as the other factors used to determine the bonus resulted in the payment of $1,869,497 bonus under the Executive Officer's Compensation Plan in fiscal 1997. The Company paid a bonus of $1,500,000 in fiscal 1996. No bonus was accrued or paid under the Executive Officer's Compensation Plan for the fiscal year ended September 30, 1995. Management fees under these agreements were $500,000, $2,187,500 and $2,731,997 for the years ended September 30, 1995, 1996 and 1997, respectively.

The Company also had a consulting agreement with Ms. Barbara Vest through October 1996. In November 1996, Ms. Vest was employed by the Company as its Representative Relations Director. Amounts paid to Ms. Vest during the years ended September 30, 1995, 1996, and 1997 were $200,000, $200,000, and $300,384 respectively.




H.D. VEST INSURANCE SERVICES

H.D. Vest Insurance Services is a sole proprietorship owned by Herb D. Vest. HDVIns general insurance agency appoints Representatives with various insurance companies to enable them to sell insurance products to their clients. The Company, in accordance with the terms of a facilities and services agreement, provides certain management and other services to HDVIns and is paid a fee for these services. The value of these services for fiscal year ended 1997 has been determined based on the prorata portion of certain relevant expenses as a percentage of HDVIns revenues to total consolidated revenues. To the extent the Company renders services to HDVIns for which it is not compensated, such action could constitute a conflict of interest since Mr. Vest is both the principal common shareholder and Chairman of the Board of Directors of the Company. The services provided to HDVIns by the Company are summarized below.

Management, accounting, referral data base, client tracking services, solicitation, tracking of renewal policies of insurance, collection of premiums and commissions, processing of insurance transactions, payment of salaries and other expenses, cost of recruiting, training and reporting to agents and other services as deemed appropriate by the Company. In accordance with this agreement the Company has charged HDVIns $551,379, $416,298 and $538,700 for the years ended September 30, 1995, 1996, and 1997 respectively, for facilities and management services rendered.

LINES OF CREDIT

The Company has an agreement to provide Herb D. Vest a revolving line of credit in an amount not to exceed $2,000,000, collateralized by a portion of Mr. Vest's Company common stock. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement interest accrues on unpaid principal balances at a rate of 11%. At September 30, 1997, Mr. Vest had drawn $2,000,000 in principal against the line of credit. The Company has recorded $190,039 of accrued interest on this line at September 30, 1997.

The Company has an agreement to provide Barbara Vest a revolving line of credit in an amount not to exceed $700,000, collateralized by a portion of Ms. Vest's Company common stock. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement, interest accrues on unpaid principal balances at a rate of 11%. At September 30, 1997, Ms. Vest had drawn $482,216 in principal against the line of credit. The Company has recorded $45,679 of accrued interest on this line at September 30, 1997.

SEVERANCE AGREEMENTS

During 1994, two Executive Vice Presidents resigned their positions with the Company. The Company and these officers entered into severance agreements that provided for the payment of severance to each officer of $16,667 per month and continuing for 30 months, in exchange for an agreement restricting the use of Company materials and information for a period of 48 months. In connection with these agreements the Company charged $1,000,000 to general and administrative expense during the fiscal year ended September 30, 1994.

During fiscal 1995, a former Executive Vice President rejoined the Company as President. In connection with the officer's return, the Company and the officer agreed to rescind the officer's severance agreement. During the first quarter of fiscal 1995, the Company credited the then remaining unpaid severance of
$381,331 to general and administrative expenses.   In December 1995, the officer
resigned as President of the Company. Under the officer's existing employment agreement, the Company agreed to pay the former officer $16,600 per month until October 1, 1996, in exchange for the former officer agreeing, among other things, not to solicit clients of the Company's Representatives and not to compete with the Company through that date.

EDUCATION COSTS

The Company maintains a formal policy for reimbursement of continuing education expenses incurred by officers and employees. Employees are generally reimbursed for expenses incurred in the pursuit of professional designations, undergraduate degrees, graduate degrees or specialized training. The Company promotes personal and professional growth of its employees in order to provide a qualified staff to its Representatives.

401(k) RETIREMENT PLAN

In March 1993, the Company formed a 401(k)-retirement plan for eligible employees. To be eligible for the 401(k)-retirement plan an employee must be employed on a continuous full-time basis for one year and work a minimum of 40 hours per week. The Company matches contributions made by employees at a rate of 20%, up to an annual limit of $1,848 per employee. Company contributions to the 401(k)-retirement plan for the fiscal years ended September 30, 1995, 1996 and 1997 were $46,568, $55,077 and $87,776 respectively.

EXECUTIVE OFFICER COMPENSATION PLAN

During April 1994, the Board of Directors of the Company adopted an Executive Officer's Compensation Plan. The purpose of the Executive Officers Compensation Plan is to provide additional compensation to a select group of management employees of the Company in order to motivate and retain them, as well as to provide them an incentive to guide the Company in attaining higher revenue goals. The Company will provide this additional compensation under the Executive Officer's Compensation Plan in the form of salary, restricted stock, incentive cash and restricted stock bonuses, as well as severance and change-in-control benefits.

As an unfunded plan of deferred compensation, it is administered by the Chief Executive Officer of the Company, who is presently Herb D. Vest. Eligibility to participate in the Executive Officers Compensation Plan is determined in the sole and absolute discretion of the Company, which establishes eligibility provisions of the Executive Officer's Compensation Plan that it may change at any time in its sole and absolute discretion.

Currently, to be eligible to participate in the Executive Officer's Compensation Plan, an individual must be an executive employee of the Company, have completed at least two full years of Company service, and be part of a select group of management employees designated by the Company's Board of Directors. The individual employee must also sign an Officer's Deferred Compensation Agreement and an Officer Agreement as a condition precedent to becoming a participant in the Executive Officer's Compensation Plan.

Under the Restricted Stock portion of the Executive Officer's Compensation Plan, a number of shares of restricted stock is determined by the Chief Executive Officer of the Company as allocable to a particular participant. This restricted stock is credited to the participant's account and will be vested and distributable upon the first to occur of the following events: (1) Long term disability, death of the participant or attaining the preselected Deferral Date; or (2) The date of a "change-in-control" of the Company (as that term is defined in the Executive Officer's Compensation Plan). No stock was earned under the Executive Officer's Compensation Plan for the fiscal year ended September 30, 1997. Under the Executive Officer's Compensation Plan, the Board of Directors also annually sets three revenue goals - a threshold, target and maximum goal. If attained, the revenue goals will generate a set cash bonus for the participant, payable unless certain losses are also incurred.

In addition, bonus stock will be credited to participants' accounts in the form of restricted stock on the basis of the Company's attaining three-year cumulative revenue goals. Each year these goals are set by the Board of Directors for the upcoming three years and are based in part on the previous year's goals that consist of a threshold, a target and a maximum cumulative revenue goal. Upon attaining one of these goals, bonus stock credited in the form of restricted stock to the participant's plan vests and will become distributable only upon retirement, long term disability or death of the participant, or the date of a "change-in-control" of the Company (as that term is defined in the Executive Officer's Compensation Plan). No awards were earned in 1995, 1996 or 1997.

STOCK OPTIONS

The Board of Directors of the Company adopted a Stock Option Plan as of October 1, 1987, in order to attract, retain, motivate and encourage stock ownership by employees, officers and directors of the Company and its subsidiaries. The Stock Option Plan is administered by a stock option committee ("Committee"), appointed by the Chief Executive Officer, consisting of one to three members. The members of the Committee shall be eligible to receive options under the Stock Option Plan.

The Committee currently consists of one member, Herb D. Vest. Options granted under the Stock Option Plan are not intended to qualify as Incentive Stock Options under Section 422(a) of the Internal Revenue Code of 1986, as amended from time to time. The Company has reserved up to 800,000 shares of its common stock for options under the Stock Option Plan. The options must be paid in cash, unless otherwise permitted by the Committee. The exercise price of any options granted in the future will not be less than 100% of the fair market value of the common stock on the date of grant.

The Committee, at the direction of the Chief Executive Officer, may amend, modify or terminate the Stock Option Plan, provided however, no action of the Committee, without approval of the Chief Executive Officer and the shareholders of the Company may:

(a) Increase the total number of shares covered by the Stock Option Plan.

(b) Change the manner for determining the option price.

(c) Shorten the period that must lapse before options are eligible to be exercised.

(d) Permit options to be granted which expire beyond the period provided in the Stock Option Plan.

(e) Withdraw administration of the Stock Option Plan from the Committee.

(f) Permit granting of options at less than the option price.

Anti-dilution provisions in the Stock Option Plan provide for adjustment of the Option exercise price and the number of shares of common stock issuable upon exercise to prevent dilution of their value upon the occurrence of certain events.

Options covering 191,497 shares were granted at an option price of $8.50 per share as of October 1, 1987 to employees; 95,454 of these options remain outstanding as of September 30, 1997.

During 1992, options covering 460,000 shares were granted at an option price of $5.00 per share to employees and certain advisors to the Company's Board of Directors. 270,000 of these options remain outstanding as of September 30, 1997. In March 1997, Herb D. Vest, principal common shareholder, purchased 150,000 options from two former employees of the Company in a private transaction. The options are included in the 260,000 outstanding options at September 30, 1997.

In November 1992, the Company resolved that the independent directors are to receive stock options for 2,000 shares of common stock to be exercisable at the price of the common stock on the date of issuance and to be issued quarterly to the independent directors. At September 30, 1997, 68,000 options have been issued and remain outstanding.

As a result of the foregoing, options covering 397,752 shares of common stock, with exercise prices ranging from $5.00 to $8.50 per share have been issued to officers and Directors of the Company. The following table provides information with respect to the named officers and Directors concerning the options outstanding as of September 30, 1997:


                Aggregated Option Exercises in Last Fiscal Year
                     End and Fiscal Year End Option Values

==============================================================================================================
                                                     Number of Unexercised          Value of Unexercised,
                        Shares                          Options Held At            In-The-Money Options At
                       Acquired                         Fiscal Year End              Fiscal Year End (1,2)
                       Through                          ---------------              ---------------------
        Name           Options        Value       Exercisable    Unexercisable    Exercisable    Unexercisable
                      Exercised      Realized
--------------------------------------------------------------------------------------------------------------
Herb Vest                      -             -        250,000           45,148         15,000                -
Barbara Vest                   -             -              -           45,148              -                -
Wesley T. Sinclair             -             -              -            1,456              -                -
Jerry Prater                   -             -         28,000                -         39,600                -
Phillip Mayer                  -             -         28,000                -         39,600                -


(1) Represents the difference between the closing price of the Company's common stock on September 30, 1997 and the exercise price of the options.


(2) The current fair market value of the stock at September 30, 1997 was below the option exercise price.

COMPENSATION OF DIRECTORS

The Company's Board of Directors holds formal and informal meetings throughout the year with management and shareholders to discuss Company affairs.

The Company's Board of Directors has an Audit Committee. The function of the Audit Committee is 1)to oversee the Company's system of internal control and the financial reporting process; 2)to review the internal audit function; 3)to approve the selection of the Company's independent accountants; and 4)to review audit reports. The members of the Audit Committee during fiscal 1997 were Jerry Prater, Jack Strong and Phillip Mayer.

The Company's Board of Directors has a Compensation Committee. The Function of the Compensation Committee is to review, discuss and advise management and officers of the Company regarding compensation and other employment benefits afforded officers and employees of the Company. The current members of the Compensation Committee are the members of the Board of Directors: Herb D. Vest, Barbara Vest, Lynn R. Niedermeier, Jack Strong, Kenneth Reynolds, Jerry Prater and Phillip Mayer.

Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Total compensation to the Directors for the year ended September 30, 1997 is as follows:





Name                               Title                 Compensation
----                               -----                 ------------
Herb D. Vest        Chairman of the Board of Directors        $45,774
Barbara Vest        Director                                   27,126
Jack Strong         Director and Member-Audit Committee        30,126
Kenneth Reynolds    Director                                   27,126
Jerry Prater        Director and Chairman of the Audit
                    Committee                                  31,626

Phillip Mayer       Director and Member-Audit Committee        30,126
Lynn Niedermeier    Director                                   27,126


Also, independent Board members are entitled to receive quarterly stock options for 2,000 shares of Common Stock, exercisable at the price of the Common Stock on the date of issuance. Mr. Strong and Strongworth, Inc., an entity with which Mr. Strong is affiliated, received approximately $30,000 in professional fees for services performed for the Company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's By-Laws contain certain indemnification provisions for its officers and directors whereby each is to be indemnified to the fullest extent permitted by Texas law for expenses and liabilities arising out of litigation by reason of the fact that such person was an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The following information is furnished as of September 30, 1997, to indicate beneficial ownership of more than 5% of the Company's Common Stock, as well as beneficial ownership by each director and certain executives, individually and directors of the Company, as a group, of shares of the Company's Common stock.



                            # OF SHARES
OWNER                    BENEFICIALLY OWNED       % OF SHARES
---------------------    ------------------       -----------
Herb D. Vest (1)(2)(3)      3,028,440                  52%

Barbara Vest (1)            1,499,301                  28%

Jerry Prater (4)               30,000                   *

Phillip Mayer (4)              28,000                   *

Lynn R. Niedermeier            21,337                   *

Shannon A. Soefje               1,339                   *

Kenneth E. Reynolds               550                   *

Jack B. Strong                    100                   *

W. Ted Sinclair                    25                   *

Roger Ochs                      1,909                   *

Officers and Directors
  as a Group                4,609,092                  78%



*  Less than one percent.

(1) Herb D. Vest and Barbara Vest currently have escrowed 20% of their stock, with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous Form S-18 registration statement. In addition, Herb D. Vest and Barbara Vest have pledged portions of their remaining stock on outstanding lines of credit.
(2) Includes 250,000 exercisable Common Stock Options with an exercise price of $5.00.
(3) Includes 166,667 exercisable Convertible Series A Preferred Stock with an exercise price of $6.00.
(4) Includes 28,000 exercisable Common Stock Options with an exercise price ranging from $2.38 to $5.06.

                             PRINCIPAL SHAREHOLDERS

                                   Number of       Percent      Shares Owned    Percent
                                 Shares Owned    of Shares    Upon Completion      Of
Owner                           Before Offering     ------    Of Offering (2)    Shares
-----                           ---------------               ----------------  --------
Herb D. Vest (1) (3) (4) (5)          2,611,773          48%        2,611,773        48%
6333 North State Highway 161
Fourth Floor
Irving, Texas  75038

Barbara Vest (1) (5)                  1,499,301          28%        1,499,301        28%
6333 North State Highway 161
Fourth Floor
Irving, Texas  75038

Other Shareholders (3)                1,312,567          24%        1,312,567        24%


(1) Herb D. Vest and Barbara Vest escrowed 20% of their stock, with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous Form S-18 registration statement. In addition, Herb D. Vest and Barbara Vest have pledged portions of their remaining stock on outstanding lines of credit.

(2) Assumes that the Stock Options are not exercised.
(3) Assumes that the holders of the 250,067 shares of Preferred Stock, including 166,667 shares held by Herb D. Vest, do not exercise their conversion privileges.
(4) Not included in this number are options to purchase 100,000 shares of the Common Stock of the Company, which are presently exercisable at an exercise price of $5.00.
(5) Not included in this number are options to purchase 45,148 shares of the Common Stock of the Company which are presently unexercisable at an exercise price of $8.50.

                        SHARES ELIGIBLE FOR FUTURE SALE

Of the 5,423,341 shares of common stock outstanding as of September 30, 1997, 4,083,354 shares of common stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. Under this rule, a person (or persons whose shares are aggregated) not affiliated with the issuer who has satisfied a one-year holding period may, under certain circumstances, sell within a three-month period a number of shares which does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. After a two-year holding period, if a person is not an affiliate and has not been an affiliate for the last three months, then the person can sell his shares without any restrictions applicable to Rule 144. Herb D. Vest, the Chairman of the Board and Chief Executive Officer of the Company, owns 2,442,008 shares, which are subject to Rule 144. Mr. Vest acquired the majority of his shares in February 1987. Also, Barbara Vest, an employee and Director of the Company owns 1,467,063 shares that are subject to Rule 144. Future sales under Rule 144 may have a depressive effect on the price of the Company's common stock. Herb D. Vest and Barbara Vest have 20% of their stock escrowed with an independent escrow agent in order to meet certain conditions required by the State of Texas under a previous S-18 registration statement. In addition, Herb
D. Vest and Barbara Vest have pledged portions of their stock to secure certain lines of credit loans.

                           DESCRIPTION OF SECURITIES



                  REPRESENTATIVES DEFERRED COMPENSATION PLAN

On January 20, 1994, the Board of Directors established the H.D. Vest Representatives Deferred Compensation Plan ("the Plan" -capitalized terms used in this section have specific meanings as defined in the Plan). The Plan is an optional, non-qualified, unfunded, deferred compensation plan, which is available exclusively to the Company's Representatives who are independent contractors and neither employees nor officers of the Company. The Plan provides Representatives an opportunity to defer receipt of Compensation on a pre-tax basis for selected periods, thus postponing recognition of income otherwise currently taxable, and subsequently receiving the deferred compensation plus a Matching Contribution. At the end of each Deferral Period, the Deferral Amount and the related Matching Contribution will be paid to the Participant.

DEFERRAL OPTIONS
----------------

Participants may defer up to one hundred percent (100%) of their Gross Compensation and may elect to defer Compensation for one of three Deferral Periods (36, 60 or 84 months). Amounts deferred by Participants and the Company's Matching Contribution will ultimately be paid to the Participant pursuant to the Plan in the form of cash.

PARTICIPATION
-------------

Enrollment in the Plan is optional. The Initial Enrollment Period will be a period of 60 days commencing January 1, 1998 or commencing three (3) days after the effective date, whichever is later.

CHANGES IN ELECTIONS
--------------------

The Annual Election Period is a 60 day period commencing January 1 of each year. During the Election Period, Participants may prospectively adjust their Deferral Amount and Deferral Period elections.

Deferral Amounts may be adjusted downward only during the Election Period. Elections to increase Deferral Amounts may be made by written notice a minimum of thirty (30) days prior to the beginning of each calendar quarter and are effective on a prospective basis beginning the first Compensation Day of the next calendar quarter.

DEFERRAL ACCOUNTS
-----------------

Compensation payments are currently made to Representatives five business days following the first and the fifteenth of each month. In accordance with the Participant's Plan elections, the Company will credit each Participant's Account with the amount of Cash Equivalents.

DISTRIBUTIONS
-------------

The distribution of each Deferral Amount and Matching Contribution will be made on the 36th, 60th or 84th month anniversary of the deferral as determined by the election in effect at the time of the deferral.

RIGHTS
------

All Accounts are unfunded and paid from the Company's general assets. As general unsecured obligations, these accounts will be senior in rank to the Common Stock listed on NASDAQ-NMS. Participants will have no right to receive either the Deferral Amount or the Company's Matching Contribution until they are paid the applicable Distribution. If the Representative's affiliation with the Company terminates prior to the expiration of a Distribution Period, for reasons other than death, Disability, or attaining age 65, the Representative will forfeit all Company Matching Contributions.

The Company has obtained an opinion from Arthur Andersen LLP concluding that amounts deferred under the Plan will receive deferred tax treatment and that such amounts plus Matching Contributions will be taxable as received during the Distribution Period. In the event of a successful challenge by the IRS, the Company may choose to amend the Plan or terminate the Plan and refund all Deferral Amounts without matching contributions.

                              PLAN OF DISTRIBUTION

The securities offered hereby are being distributed exclusively by H.D. Vest Investment Securities, Inc., a wholly owned subsidiary of the Company. No selling discount, commissions, or other sales charges will be received by HDVIS in connection with the sale of the securities being offered hereunder. A bona fide market exists for the Company's Common Stock as of the effective date of this prospectus and accordingly, pursuant to Schedule E of the Bylaws of the NASD, (Schedule E) no independent underwriter is being utilized by the Company in connection with this offering.

                          TRANSFER AGENT AND REGISTRAR

The Transfer Agent and registrar for the Common Stock is Harris Trust and Savings Bank, whose physical address is 1601 Elm Street, CB39 Thanksgiving Tower, Suite 2320, Dallas, Texas.

                               LEGAL PROCEEDINGS

In September 1997, litigation was initiated against the Company and H.D. Vest Investment Securities, Inc. in regard to the activities of a former Registered Representative. The plaintiffs seek recovery for alleged out-of-pocket losses totaling $300,000. In addition, the plaintiffs seek recovery for treble and punitive damages as well as recovery for pain and suffering. The Company believes it has a defense against these claims and intends to vigorously defend them. The Company is unable to determine the likelihood that additional material claims arising from the Registered Representative's conduct will be made. Although the Company believes that a defense to any additional claims exists, and intends to vigorously defend such claims if necessary, a negative result in multiple claims could have a material adverse impact on the Company.

In September 1997, the Company received notice of two claims against H.D. Vest Investment Securities, Inc. in regard to the activities of a former Registered Representative. It is unknown whether these claims, which together total approximately $800,000, will proceed to litigation. The Company believes it has a defense against these claims and intends to vigorously defend any lawsuit filed as a result of the claims. The Company is unable to determine the likelihood that additional material claims arising from the Registered Representative's conduct will be made. Although the Company believes that a defense to any additional claims exists, and intends to vigorously defend such claims as necessary, a negative result in multiple claims could have a material adverse impact on the Company.

During the fiscal year ended September 30, 1994, the Securities and Exchange Commission began an investigation of H.D. Vest Investment Securities, Inc., relating to the activities of a former Registered Representative. In July 1995, concurrent with an administrative proceeding instituted against HDVIS, the SEC and HDVIS entered into a settlement agreement. Pursuant to the settlement agreement, HDVIS (i) paid a monetary sanction of

$50,000 and (ii) agreed to modify its supervisory and compliance procedures in accordance with the recommendations of an independent consultant retained by the Company.

Additionally, during fiscal 1994, in connection with the matter described above, a group of clients of the former Registered Representative commenced a civil action against HDVIS and the former Registered Representative alleging violations of securities laws, fraud, conversion and related causes of action. In June 1995, the Company paid for the benefit of the plaintiffs, approximately $450,000 as reimbursement of what the Company believed to represent actual out-of-pocket losses plus interest. Subsequently, this legal action was submitted to binding arbitration before the NASD.

In September 1996, the arbitration panel awarded the plaintiffs approximately $1.7 million of which approximately $475,000 represented recovery of alleged economic losses. HDVIS appealed the award but nevertheless accrued and set aside sufficient net capital to pay the $1.7 million award following the exhaustion of all appeals. In this regard, the Company made a non-refundable contribution of $1 million to increase the net capital of HDVIS pursuant to a previously executed Facility and Services Agreement between the Company and HDVIS. A fidelity bond issued in favor of HDVIS covered approximately $250,000 of the plaintiff's out-of-pocket losses.

Following a denial of the Company's appeal to a Federal District Court, the Company, in September 1997, ended its appeal attempts and paid the plaintiff's award of approximately $1.7 million, thereby ending the litigation.

The Company is subject to other legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Management believes, based on the advice of legal counsel responsible for such matters, that these actions, when finally concluded and determined, will not have a material adverse effect upon the financial position or results of operations of the Company.

                                 LEGAL MATTERS

The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Malouf Lynch Jackson Kessler & Collins, A Professional Corporation, Dallas, Texas.


                                    EXPERTS

The opinion regarding the deferred tax treatment of amounts deferred under the Plan referred to in this prospectus and elsewhere in the Registration Statement has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

The financial statements included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this Prospectus. For further information with respect to the Company and the Common Stock, reference is made to such registration statement, including the exhibits thereto and the financial statements filed as part thereof. Statements contained in this Prospectus as to the content of any contracts or other documents are necessarily incomplete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Copies of these documents may be inspected by anyone without charge at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. Copies of all such material may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

                  Financial Statements and Supplementary Data
                  -------------------------------------------


                                     INDEX


                                                                       Page
                                                                       ----

FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

Report of Arthur Andersen LLP, Independent                              F-1
     Public Accountants

Consolidated Statements of Financial                                 F-2 & F-3
     Position - September 30, 1997 and 1996

Consolidated Statements of Operations -                                 F-4
     Three years ended September 30, 1997,
     1996, and 1995

Consolidated Statements of Shareholders'                                F-5
     Investment - Three years ended September 30,
     1997, 1996, and 1995

Consolidated Statement of Cash Flows -                                  F-6
     Three years ended September 30,
     1997, 1996, and 1995

Notes to Consolidated Financial Statements                              F-7

                   Report of Independent Public Accountants



To the Shareholders and Directors of H.D. Vest, Inc.:


  We have audited the accompanying consolidated statements of financial position of H.D. Vest, Inc. (a Texas Corporation) as of September 30, 1996 and 1997, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H.D. Vest, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.






Dallas, Texas,
November 12, 1997

                                 H.D. VEST, INC.


                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                     ASSETS


                                                            SEPTEMBER 30,
                                                    ----------------------------
                                                       1996             1997
                                                    -----------      -----------

Current assets:
   Cash and cash equivalents                        $ 6,734,846      $ 6,384,992
   Commissions and accounts
     receivable                                       4,509,419        6,642,200
   Current portion - notes receivable
     related parties                                    579,660          590,320
   Deferred taxes                                       480,370             --
   Receivable from affiliate                            130,280          142,145
   Prepaid expenses                                      91,377          503,738
                                                    -----------      -----------

      Total current assets                           12,525,952       14,263,395
                                                    -----------      -----------

Property and equipment, net of
  accumulated depreciation
  of $2,255,821 at 1996, and
  $1,485,366 at 1997                                  1,673,472        2,755,457
Notes receivable - related parties,
  net of current portion                              2,084,411        2,127,613
Intangible and other assets, net of
  accumulated amortization                              666,924          601,166
                                                    -----------      -----------

Total assets                                        $16,950,759      $19,747,631
                                                    ===========      ===========



        The accompanying notes are an integral part of these consolidated financial statements

                                 H.D. VEST, INC.


                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                    LIABILITIES AND SHAREHOLDERS' INVESTMENT


                                                          SEPTEMBER 30,
                                                  ------------------------------
                                                      1996              1997
                                                  ------------      ------------
Current liabilities:
   Accounts payable and accrued expenses          $  5,583,156      $  3,930,651
   Amounts due on clearing transactions                729,591           539,538
   Commissions payable                               3,317,096         4,738,908
   Payable to officer and directors                     74,994              --
                                                  ------------      ------------

      Total current liabilities                      9,704,837         9,209,097
                                                  ------------      ------------

Obligations under capital leases,
  excluding current installments                       676,844         1,016,257

Other noncurrent liabilities                           636,435         1,323,375

Unearned revenue                                       931,110         1,150,341


Shareholders' investment:
Preferred stock, $6 par value;
  10,000,000 shares authorized,
  250,067 shares issued and outstanding
  in both 1996 and 1997                              1,500,402         1,500,402
Common stock, $.05 par value;
  100,000,000 shares authorized,
  5,423,341 outstanding at September 30,
  1996 and 1997                                        271,167           271,167
Additional paid-in capital                           5,080,834         5,113,334
Retained Earnings (Deficit)                         (1,850,870)          163,658
                                                  ------------      ------------

   Total shareholders'
     investment                                      5,001,533         7,048,561
                                                  ------------      ------------

Total liabilities and
   shareholders' investment                       $ 16,950,759      $ 19,747,631
                                                  ============      ============



        The accompanying notes are an integral part of these consolidated financial statements

                                 H.D. VEST, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                               YEARS ENDED SEPTEMBER 30,
                                         ---------------------------------------
                                            1995          1996          1997
                                         -----------   -----------   -----------

Revenues:
   Commissions                           $37,027,755   $55,624,011   $68,736,399
   Portfolio management fees               3,219,574     6,480,537    11,070,632
   Marketing and education fees            2,933,055     4,182,201     6,396,111
   Facility and service fee
     from affiliate                          551,379       416,298       538,700
   Other                                     938,288       806,175     1,082,540
                                         -----------   -----------   -----------

    Total revenues                        44,670,051    67,509,222    87,824,382
                                         -----------   -----------   -----------

Expenses:
   Commissions                            25,582,436    38,254,754    48,384,293
   Portfolio management fee                1,739,748     4,109,284     7,375,367
   General and administrative             10,810,892    16,072,510    19,394,200
   Representative development              4,526,637     6,506,014     7,485,266
   Representative recruiting                 398,837       773,909     1,677,594
   Interest                                  100,280        96,161       222,271
                                         -----------   -----------   -----------

    Total expenses                        43,158,830    65,812,632    84,538,991
                                         -----------   -----------   -----------

Net income before state
  and federal income tax                   1,511,221     1,696,590     3,285,391

Provision for state and federal
  income tax                                 182,220       507,883     1,143,328
                                         -----------   -----------   -----------

Net income                               $ 1,329,001   $ 1,188,707   $ 2,142,063
                                         ===========   ===========   ===========

Net income
  per common share                       $      0.22   $      0.20   $      0.37
                                         ===========   ===========   ===========

Weighted average number of
 common shares outstanding                 5,406,337     5,423,341     5,423,341
                                         ===========   ===========   ===========



        The accompanying notes are an integral part of these consolidated financial statements

                                 H.D. VEST, INC.


               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT


             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1996, AND 1997


                               SHARES OF STOCK
                                OUTSTANDING                                      ADDITIONAL     RETAINED
                         -------------------------    PREFERRED      COMMON        PAID-IN      EARNINGS
                          PREFERRED      COMMON         STOCK         STOCK        CAPITAL      (DEFICIT)        TOTAL
                         -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at
 September 30, 1994          250,067     5,392,287   $ 1,500,402   $   269,614   $ 4,982,387   $(4,113,508)   $ 2,638,895

Issuance of Common
 Stock as Compensation          --          31,054          --           1,553        98,447          --          100,000


Preferred Dividends             --            --            --            --            --        (127,535)      (127,535)

Net Income                      --            --            --            --            --       1,329,001      1,329,001
                         -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at
 September 30, 1995          250,067     5,423,341     1,500,402       271,167     5,080,834    (2,912,042)     3,940,361

Preferred Dividends             --            --            --            --            --        (127,535)      (127,535)

Net Income                      --            --            --            --            --       1,188,707      1,188,707
                         -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at
 September 30, 1996          250,067     5,423,341     1,500,402       271,167     5,080,834    (1,850,870)     5,001,533

Capital Contribution            --            --            --            --          32,500          --           32,500

Preferred Dividends             --            --            --            --            --        (127,535)      (127,535)

Net Income                      --            --            --            --            --       2,142,063      2,142,063
                         -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at
 September 30, 1997          250,067     5,423,341   $ 1,500,402   $   271,167   $ 5,113,334   $   163,658    $ 7,048,561
                         ===========   ===========   ===========   ===========   ===========   ===========    ===========



        The accompanying notes are an integral part of these consolidated financial statements.

                                 H.D. VEST, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       YEARS ENDED SEPTEMBER 30,
                                               -----------------------------------------
                                                  1995           1996            1997
                                               -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                    $ 1,329,001    $ 1,188,707    $ 2,142,063
 Reconciliation of net income to
   net cash provided by operating activities
     Depreciation and Amortization                 850,941        901,093        933,014
     Loss on Sale of Assets                           --          120,716         21,564
     Common stock issued as compensation           100,000           --             --
     Changes in assets and liabilities
       Commissions and accounts receivable         350,810     (1,179,550)    (2,132,781)
       Deferred tax                                   --         (480,370)       480,370
       Receivable from affiliate                    53,611        (31,351)       (11,865)
       Prepaids and other assets                    33,001        (72,702)      (415,821)
       Payable to officers and directors          (205,400)      (125,006)          --
       Accounts payable and accrued expenses      (403,862)     2,414,075     (1,727,263)
       Commissions payable                        (168,704)     1,094,661      1,421,812
       Amounts due on clearing transactions     (1,004,344)        60,404       (190,053)
       Unearned revenue                           (149,385)      (109,892)       219,231
                                               -----------    -----------    -----------
     Net cash provided by operating
       Activities                                  785,669      3,780,785        740,271
                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to other assets                        (390,659)       (69,372)      (211,645)
 Purchases of property and equipment               (95,145)      (315,179)      (988,061)
 Proceeds from sale of assets                         --           10,000         57,850
                                               -----------    -----------    -----------
     Net cash used for
       investing activities                       (485,804)      (374,551)    (1,141,856)
                                               -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital Contribution                                 --             --           32,500
 Preferred stock dividends                        (127,535)      (127,535)      (127,535)
 Advances from deferred compensation plan           72,857        518,286        576,022
 Advances on notes receivable to
   related parties                              (2,073,497)      (463,713)      (397,804)
 Payments on notes receivable from
   related parties                               1,238,092        338,017        347,402
 Payments on notes payable and
   capital lease obligations                      (219,962)      (319,503)      (378,854)
                                               -----------    -----------    -----------
     Net cash provided by (used for)
       financing activities                     (1,110,045)       (54,448)        51,731
                                               -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                            (810,180)     3,351,786       (349,854)

CASH AND CASH EQUIVALENTS,
  beginning of year                              4,193,240      3,383,060      6,734,846
                                               -----------    -----------    -----------

CASH AND CASH EQUIVALENTS,
  end of year                                  $ 3,383,060    $ 6,734,846    $ 6,384,992
                                               ===========    ===========    ===========



        The accompanying notes are an integral part of these consolidated financial statements

                                H.D. VEST, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1)    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(a) ORGANIZATION - H.D. Vest, Inc. (the "Company") is a Texas corporation formed in December 1986, to manage the various financial services divisions of the H.D. Vest Financial Services group. Through its wholly-owned subsidiaries, the Company provides financial services through tax and accounting professionals. The Company's services are designed to assist in making individual tax and accounting professionals financial service centers for their clients.


The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.


(b) CASH AND CASH EQUIVALENTS - Included in cash and cash equivalents are cash balances and highly liquid investments with an original maturity of three months or less.

(c) COMMISSIONS AND ACCOUNTS RECEIVABLE - Commissions and Accounts Receivable is stated net of certain allowances for doubtful accounts. The allowances at September 30, 1996 and 1997 were $738,227 and $658,154.


(d) PROPERTY AND EQUIPMENT AND OTHER ASSETS - Property and equipment is stated at cost and is depreciated by the straight-line method using estimated useful lives ranging from five to six years. At September 30, 1996 and 1997, property and equipment consisted of:


                                                      SEPTEMBER 30,
                                               ---------------------------
                                                  1996            1997
                                               -----------     -----------
     Leasehold improvements                    $   128,198     $   145,081
     Computer equipment                          1,960,099       1,714,334
     Furniture and fixtures                      1,225,781       1,762,492
     Telephone equipment                           579,935         618,916
     Other                                          35,280              --
      Less accumulated depreciation             (2,255,821)     (1,485,366)
                                               -----------     -----------
     Total property and equipment, net         $ 1,673,472     $ 2,755,457
                                               ===========     ===========

Other assets consist primarily of capitalized software development costs and training materials, as well as security deposits. Depreciable assets are stated at cost and are amortized by the straight-line method using an estimated useful life of five years. At September 30, 1996 and 1997, other assets and accumulated amortization are as follows:


                                              SEPTEMBER 30,
                                       --------------------------
                                           1996           1997
                                       -----------    -----------
   Other assets                        $ 1,457,260    $ 1,521,904
   Accumulated amortization               (790,336)      (920,738)
                                       -----------    -----------
   Total other assets, net             $   666,924    $   601,166
                                       ===========    ===========



(e) AMOUNTS DUE ON CLEARING TRANSACTIONS - The Company remits customer funds on certain clearing transactions on a settlement date basis rather than on a trade date basis. Under the settlement date basis of remittance, the Company holds customer funds from the trade date until the time at which the trades are cleared by the product sponsor (not to exceed three business days). During fiscal 1995, an industry-wide regulatory action changed the clearing time from five to three business days.


(f) REVENUE RECOGNITION - Commission revenue and related commission expense are recognized on a trade date basis. The Company charges its Representatives licensing renewal processing fees. These fees are unearned until the first quarter of each fiscal year. Marketing and education fees are charged to various product wholesalers, the Company's Registered Representatives, and new licensees for Company-sponsored educational seminars and materials. Portfolio management fees represent fee-based revenues and are recognized based on the value of client investment balances during the period.


(g) REPRESENTATIVE DEVELOPMENT - Representative development expenses consist of incremental salaries, office expenses, telephone expenses, educational events and promotional expenses directly related to training Registered
Representatives.


(h) REPRESENTATIVE RECRUITING - Representative recruiting expenses represent the incremental costs incurred by the Company to recruit potential Registered Representatives. Recruiting expenses include certain salaries, office expenses, referral incentive programs, advertising, direct mail and telemarketing costs.

(i) INCOME TAXES - Deferred income taxes are provided for temporary differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred taxes are recorded based upon enacted tax rates anticipated to be in effect when the temporary differences are expected to reverse.


(j) NET INCOME PER COMMON SHARE - Net income per common share is based on the weighted average number of shares issued and outstanding during each period presented.


(k) SUPPLEMENTAL CASH FLOW INFORMATION - Cash interest payments for the years ended September 30, 1995, 1996 and 1997 were $100,280, $96,161 and $222,271 respectively. Cash payments for federal income taxes for the years ended September 30, 1996 and 1997 were $8,328 and $1,463,950 respectively. During the fiscal years ended September 30, 1995, 1996 and 1997 the Company acquired assets through capital leases amounting to $106,853, $690,191 and $828,949 respectively.


(l) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(m) PRIOR YEARS' STATEMENTS - Certain reclassifications have been made to prior years' statements in order for the amounts to be comparable with the current year presentation.


2)    401(k) RETIREMENT PLAN


In March 1993, the Company formed a 401(k) retirement plan for eligible employees. To be eligible for the plan an employee must be employed on a continuous full-time basis for one year and work a minimum of 40 hours per week. The Company matches contributions made by employees at a rate of 20%, up to an annual limit of $1,848 per employee. Company contributions to the plan for the fiscal years ended September 30, 1995, 1996 and 1997 were $46,568, $55,077 and $87,776 respectively.

3)    NOTES PAYABLE

In September 1997, the Company entered into a lease line of credit with a bank under which the Company may borrow up to a maximum of $2,000,000. Each lease will have a maturity of no greater than 5 years and will require level monthly principal and interest payments set in accordance with the bank's lease matrix. The collateral for each lease will be the equipment it finances.


In February 1997, the Company also renewed its line of credit with a bank for $500,000. The line bears interest, payable monthly, at prime plus 1% (9.50% as of September 30, 1997). Additionally, the Company's two largest shareholders have pledged a portion of their holdings as collateral for the line. The line of credit is intended for working capital purposes and expires February 1, 1998. At September 30, 1997, no amount had been drawn against the line.


4)    COMMITMENTS AND CONTINGENCIES

(a) LEASES - The Company leases its office space and certain office equipment under lease agreements, which qualify as operating leases. The Company also leases certain office equipment under certain lease agreements, which qualify as capital leases. At September 30, 1996 and 1997 the capitalized basis of the leases included in property and equipment was approximately $1,812,499 and $1,592,226 and accumulated amortization applicable to the leased equipment was approximately $795,091 and $903,144, respectively.


In August 1997, the Company entered into a ten year operating lease agreement under which the Company will occupy approximately 80,000 square feet of office space in a new facility in Irving, Texas. The Company intends to relocate its operations to the new facility in January 1998.


Future minimum lease payments under operating lease commitments with initial or noncancellable terms in excess of one year and under capital lease obligations as of September 30, 1997, are as follows:

                                                    CAPITAL      OPERATING
                                                    LEASES         LEASES
                                                  ----------     ----------
     Year ended September 30:
            1998                                  $  559,624     $2,492,176
            1999                                     443,597      2,014,712
            2000                                     341,502      1,808,054
            2001                                     242,340      1,795,608
            2002                                     151,357      1,795,608
                                                  ----------     ----------

     Total minimum lease payments                  1,738,420     $9,906,158
                                                                 ==========
     Less amount representing interest               281,636
                                                  ----------
     Present value of net minimum
            capital lease payments                 1,456,784
     Less current installments
            included in accounts payable             440,528
                                                  ----------
     Obligations under capital
            leases, excluding current
            installments                          $1,016,256
                                                  ==========



Rent expense for the years ended September 30, 1995, 1996 and 1997 was approximately $594,756, $667,126 and $796,991 respectively.


(b) LITIGATION AND CONTINGENCIES - In September 1997, litigation was initiated against the Company and H.D. Vest Investment Securities, Inc. in regard to the activities of a former Registered Representative. The plaintiffs seek recovery for alleged out-of-pocket losses totaling $300,000. In addition, the plaintiffs seek recovery for treble and punitive damages as well as recovery for pain and suffering. The Company believes it has a defense against this claim and intends to vigorously defend them. The Company is currently unable to determine the likelihood that additional material claims arising from the Registered Representative's conduct will be made. Although the Company believes that a defense to any additional claims exists, and intends to vigorously defend such claims if necessary, a negative result in multiple claims could have a material adverse impact on the Company.

In September 1997, the Company received notice of two claims by purchasers of investments against H.D. Vest Investment Securities, Inc. in regard to the activities of a former Registered Representative. It is unknown whether these claims, which together total approximately $800,000, will proceed to litigation. The Company believes it has a defense against these claims and intends to vigorously defend any lawsuit filed as a result of the claims. The Company is currently unable to determine the likelihood that additional material claims arising from the Registered Representative's conduct will be made. Although the Company believes that a defense to any additional claims exists, and intends to vigorously defend such claims as necessary, a negative result in multiple claims could have a material adverse impact on the Company.


During the fiscal year ended September 30, 1994, the Securities and Exchange Commission (SEC) began an investigation of the Company's wholly-owned broker-dealer subsidiary, H.D. Vest Investment Securities, Inc. (HDVIS), relating to the activities of a former Representative. In July 1995, concurrent with an administrative proceeding instituted against HDVIS, the SEC and HDVIS entered into a settlement agreement. Pursuant to the settlement agreement, HDVIS
(i) paid a monetary sanction of $50,000 and (ii) agreed to modify its supervisory and compliance procedures in accordance with the recommendations of an independent consultant retained by the Company.


Additionally, during fiscal 1994, in connection with the matter described above, a group of clients of the former Representative commenced a civil action against HDVIS and the former Representative alleging violations of securities laws, fraud, conversion and related causes of action. This action was submitted to binding arbitration before the NASD. Prior to the arbitration, the Company voluntarily paid approximately $450,000 for the benefit of the clients which amount the Company believes represented the clients' actual out-of-pocket losses, plus interest. In September 1996, the arbitration panel awarded the plaintiffs approximately $1.7 million of which approximately $475,000 represented recovery of alleged economic losses. HDVIS appealed the award, but nonetheless accrued and set aside sufficient net capital to pay the $1.7 million award following the exhaustion of appeals. In this regard the Company made a non-refundable contribution of $1 million to the net capital of HDVIS pursuant to a previously executed Facility and Services Agreement between the Company and HDVIS.

As a result of the award, the Company and HDVIS recorded a combined $1,450,000 charge to earnings. A fidelity bond issued in favor of HDVIS covered approximately $250,000 of the total amounts paid to the clients. Following a denial of the Company's appeal to a Federal District Court, the Company, in September 1997, ended its appeal attempts and paid the plaintiff's award of approximately $1.7 million, thereby ending the litigation.


The Company has incurred professional fees and other charges related to this matter that have been included in general and administrative expenses as follows:


                                            YEAR ENDED SEPTEMBER 30,
                                   -----------------------------------------
                                      1995           1996           1997
                                   -----------    -----------    -----------
     Professional fees and other
        Expenses                   $    42,312    $   665,937    $    47,393
     SEC sanction                     (150,000)          --             --
     Receivable from bonding
        Company                           --         (250,000)          --
     Payments and arbitration
        Awards to plaintiffs           452,292      1,700,000        121,035
                                   -----------    -----------    -----------

                                   $   344,604    $ 2,115,937    $   168,428
                                   ===========    ===========    ===========



The Company is subject to other legal proceedings and claims, which have arisen in the ordinary course of its business and have not been finally adjudicated. Management believes, based on the advice of legal counsel responsible for such matters, that these actions, when finally concluded and determined, will not have a material adverse effect upon the financial position of the Company.


5)    SEVERANCE AGREEMENTS


During 1994, two Executive Vice Presidents resigned their positions with the Company. The Company and the officers entered into severance agreements that provided for the payment of severance to each officer of $16,667 per month and continuing for 30 months, in exchange for an agreement restricting the use of Company materials and information for a period of 48 months. In connection with these agreements the Company charged $1,000,000 to general and administrative expense during the fiscal year ended September 30, 1994.

During fiscal 1995, a former Executive Vice President rejoined the Company as President. In connection with the officer's return, the Company and the officer agreed to rescind the officer's severance agreement. During the first quarter of fiscal 1995, the Company credited the then remaining unpaid severance of $381,331 to general and administrative expenses. In December 1995, the officer resigned as President of the Company. Under the officer's existing employment agreement, the Company agreed to pay the former officer $16,600 per month until October 1, 1996, in exchange for the former officer agreeing, among other things, to not solicit clients of the Company's Representatives and to not compete with the Company through that date.


The Company had related severance payable liabilities at September 30, 1996 and 1997 of $74,994 and $0, respectively.


6)    SHAREHOLDERS' INVESTMENT


In September 1991, the Company issued 166,667 shares of non-voting Series A Convertible Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on a note payable to a financial services company. The Company issued an additional 83,400 shares on non-voting Series A Preferred Stock at a price of $6.00 in exchange for $500,400 in cash to a second financial services company. The Company's preferred stock pays a dividend at an annual rate of 8.5% and is payable quarterly. The preferred stock is callable by the Company and convertible by the preferred stockholder based on terms detailed in the offering agreement. During each of fiscal 1995, 1996, and 1997, dividends of $127,535 ($0.51 per share) were declared and paid.


In August 1997, Herb D. Vest, principal common shareholder, purchased 166,667 shares of the Company's outstanding non-voting Series A Convertible Preferred Stock in a private transaction.

7)    NET CAPITAL REQUIREMENTS

The Company's main operating subsidiary, H.D. Vest Investment Securities, Inc., is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Minimum net capital can never be lower than $250,000 or 6 2/3% of aggregate indebtedness, whichever is greater. HDVIS had net capital, required net capital, and excess net capital for the years ended September 30, 1995, 1996 and 1997 as follows:


                               1995         1996         1997
                            ----------   ----------   ----------
     Net capital            $1,449,906   $1,409,407   $1,992,987
     Required net capital      250,000      392,490      381,470
                            ----------   ----------   ----------

     Excess net capital     $1,199,906   $1,016,917   $1,611,517
                            ==========   ==========   ==========



8)    RELATED-PARTY TRANSACTIONS


The Company has an agreement with Herb D. Vest (principal common shareholder) for management services to the Company. The agreement with Herb D. Vest provides for a management fee per year plus an annual bonus based on the Company's performance related to revenue and net income goals, additions of Company U4's and Fee Based Assets under Management, as established by the Board of Directors. Effective January 1, 1997, the Company increased the annual management fee due to Mr. Vest to $900,000 from $750,000. The 30% increase in the Company's revenues combined with positive earnings after consideration of the bonus, as well as the other factors used to determine the bonus resulted in the payment of $1,869,497 bonus under the plan in fiscal 1997. The Company paid a bonus of $1,500,000 in fiscal 1996. No bonus was accrued or paid under the plan for the fiscal year ended September 30, 1995. Management fees under these agreements were $500,000, $2,187,500 and $2,731,997 for the years ended September 30, 1995,
1996 and 1997, respectively.

The Company has an agreement to provide Herb Vest a revolving line of credit in an amount not to exceed $2,000,000, collateralized by Mr. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement interest accrues on unpaid principal balances at a rate of 11%. At September 30, 1997, Mr. Vest had drawn $2,000,000 in principal against the line of credit. As of September 30, 1997, the Company has recorded $190,039 of accrued interest on this line.


The Company also had a consulting agreement with Ms. Barbara Vest through October 1996. In November 1996, Ms. Vest was employed by the Company as its Representative Relations Director, thereby terminating her consulting contract. Amounts paid to Ms. Vest during the years ended September 30, 1995, 1996, and 1997, under these arrangements were $200,000, $200,000, and $300,834, respectively.


The Company has an agreement to provide Barbara Vest a revolving line of credit in an amount not to exceed $700,000, collateralized by Ms. Vest's unrestricted Company common stock in an amount equal to the unadjusted current balance of the line of credit based on the stock's current ask price. The terms of the agreement require an annual payment to be made on November 30 of each year equal to one-seventh of the then outstanding principal plus accrued interest. The final payment of all outstanding principal and accrued interest shall be due and payable on or before November 30, 2001. Under the agreement, interest accrues on unpaid principal balances at a rate of 11%. At September 30, 1997, Ms. Vest had drawn $482,216 in principal against the line of credit. As of September 30, 1997, the Company has recorded $45,679 of accrued interest on this line.

H.D. Vest Insurance Services is a sole proprietorship owned by Herb D. Vest. HDVIns general insurance agency appoints Representatives with various insurance companies to enable them to sell insurance products to their clients. The Company, in accordance with the terms of a facilities and services agreement, provides certain management and other services to HDVIns and is paid a fee for these services. The value of these services for fiscal year ended 1997 has been determined based on the prorata portion of certain relevant expenses as a percentage of HDVIns revenues to total consolidated revenues. To the extent the Company renders services to HDVIns for which it is not compensated, such action could constitute a conflict of interest since Mr. Vest is both the principal common shareholder and Chairman of the Board of Directors of the Company. The services provided to HDVIns by the Company are summarized below.


Management, accounting, referral data base, client tracking services, solicitation, tracking of renewal policies of insurance, collection of premiums and commissions, processing of insurance transactions, payment of salaries and other expenses, cost of recruiting, training and reporting to agents and other services as deemed appropriate by the Company. In accordance with this agreement the Company has charged HDVIns $551,379, $416,298 and $538,700 for the years ended September 30, 1995, 1996, and 1997 respectively, for management services rendered. As of September 30, 1997, the Company had a receivable of approximately $142,145 from HDVIns.


In March 1997, Herb D. Vest, principal common shareholder, purchased options to acquire 150,000 shares of common stock with an exercise price of $5.00 from two former executive officers in a private transaction. Generally accepted accounting principals require that equity transactions of this type involving an entity's principal shareholder be recorded on the entity's financial statements. Accordingly, the Company has recorded a capital contribution and general and administrative expense of a like amount to reflect this transaction.


In August 1997, Herb D. Vest, principal common shareholder, purchased 166,667 shares of the Company's outstanding non-voting Series A Convertible Preferred Stock in a private transaction.

9)    INCOME TAXES


Income tax expense consisted of the following components:


                                     SEPTEMBER 30,
                       -----------------------------------------
                          1995           1996           1997
                       -----------    -----------    -----------
     Current:
             Federal   $    14,220    $   692,741    $   407,628
             State         168,000        295,512        255,330

     Deferred:
             Federal          --         (411,458)       411,458
             State            --          (68,912)        68,912
                       -----------    -----------    -----------

                       $   182,220    $   507,883    $ 1,143,328
                       ===========    ===========    ===========



The effective income tax rate differs from the statutory federal income tax rate for the following reasons:


                                       September 30,
                              ----------------------------
                                1995       1996       1997
                              ------     ------     ------
     Statutory rate             34.0%      34.0%      34.0%
     State taxes, net of
        Federal                 11.1       13.4        9.9
     Fines and penalties        (3.4)        --         --
     Other                      (3.5)      10.2       (9.1)
     Alternative minimum
        Taxes                    0.9       (5.9)        --
     Reversal of deferred
        tax asset valuation
        allowance                 --       (6.0)        --
     Utilization of net
        Operating loss
        Carryforward           (27.0)     (15.8)        --
                              ------     ------     ------

     Effective rate             12.1%      29.9%      34.8%
                              ======     ======     ======

The following table presents the components of the net deferred tax asset:



                                     Deferred
                        October 1,    Expense   September 30,
                          1996       (BENEFIT)      1997
                          ----       ---------      ----


Accrued severance       $  12,517    $  12,517    $      --
Accrued judgement         392,760      392,760           --
Depreciation              (47,039)     102,279     (149,318)
Unearned Revenue           39,434       39,434           --
Other                      82,698      (66,620)     149,318
                        ---------    ---------    ---------

Net deferred tax
      asset             $ 480,370    $ 480,370    $      --
                        =========    =========    =========



The Company's tax effected net temporary differences result in a deferred tax asset reflecting a benefit expected to be utilized in the future. As a result of (i) the Company fully utilizing its previously existing tax credit and loss carryforward and (ii) its ability to carry back future losses, if any, against fiscal year 1996 taxable income, the Company reversed its deferred tax asset valuation allowance in fiscal year 1996.


10)   STOCK OPTION PLANS


In fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company adopted the disclosure provisions of SFAS No. 123. The Company continues to apply the accounting provisions of APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

The Company has a Nonqualified Stock Option Plan ("Nonqualified Plan"). The Nonqualified Plan is for all employees, as defined in the Nonqualified Plan, and the Company has reserved 800,000 shares of common stock for this plan. As of September 30, 1997, 365,454 options are outstanding under the Nonqualified
Plan.


In 1992, the Company agreed to give two independent directors options to purchase 2,000 shares of common stock each quarter. As of September 30, 1997, 68,000 options remain outstanding to independent directors.


A summary of the status of the Company's outstanding stock options as of September 30, 1995, 1996, and 1997 and changes during the years then ended are as follows:


                                              1995                     1996                     1997
                                              ----                     ----                     ----
===============================================================================================================
                                                    EXERCISE                  EXERCISE                 EXERCISE
                                       SHARES       PRICE (1)    SHARES       PRICE(1)     SHARES      PRICE (1)
                                       ------       --------     ------       --------     ------      --------
---------------------------------------------------------------------------------------------------------------
Outstanding at
beginning of year                      544,372        $5.87      470,450        $5.63     407,454        $5.61
Granted                                 16,000         2.92       16,000         3.19      16,000         4.74
Exercised                                   --           --           --           --          --           --
Expired and
cancelled                              (89,922)        6.66      (78,996)        5.18          --           --
Outstanding at
end of year                            470,450         5.63      407,454         5.61     423,454         5.58
Exercisable at
end of year                             34,000         3.74       62,000         3.62     328,000         4.73
Fair value of options granted                                   $   2.60                 $   3.82
===============================================================================================================



1)    weighted average per option granted.


The 423,454 options outstanding as of September 30, 1997 have exercise prices between $2.38 and $8.50, with a weighted average exercise price of $5.58 and a weighted average remaining contractual life of 10 years. 328,000 of these options are exercisable with a weighted average exercise price of $4.73. The remaining 95,454 unexercisable options have an exercise price of $8.50.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1997 for both the Nonqualified Plan and Directors Plan.


                                          1996                1997
                                          ----                ----
Risk free interest rate                   6.62%               6.50%
Expected dividend yields                     -                   -
Expected lives in years                     10                  10
Expected volatility                      68.83%              70.17%



Had compensation costs been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been recorded in the following pro forma amounts:


Net income - as reported             $   1,188,707     $   2,142,063
Net income - pro forma                   1,113,082         2,127,088
Earnings per share - as reported               .20               .37
Earnings per share - pro forma                 .18               .37



Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


11)   DEFERRED COMPENSATION PLAN


In July 1995 the Company began accepting contributions to the Deferred Compensation Plan ("the Plan") for its Representatives. Pursuant to the Plan, Representatives may forego current compensation, thus postponing recognition of income otherwise currently taxable, and subsequently receive the deferred compensation plus a Company matching contribution as defined in the Plan.


Amounts deferred as of September 30, 1997 and 1996 were $1,167,165 and $591,143, respectively, and are included in other noncurrent liabilities.


Matching contributions of amounts deferred under the Plan must be accrued as additional commission expense on a straight-line basis from the period deferred until the Representative is paid the deferral amount and matching contribution. Accordingly, participation in the Plan by Representatives will have the effect of increasing commission expense in the years in which commissions are earned and deferred by participants.

Such increases in commission expense will have an adverse effect on the net income of the Company. To the extent that Representatives elect to defer receipt of compensation under the Plan, such compensation will ultimately be paid to the participant in the form of cash. Matching contributions accrued as of September 30, 1997 and 1996 approximated $156,200 and $45,200, respectively, and are included in other noncurrent liabilities.

------------------------------------
No dealer, salesman or other person
has been authorized in connection
with this offering to give any
information or to make any
representation other than that as
contained in this Prospectus and if
given or made such information or
representation must not be relied
upon as having been authorized by
the Company.  This Prospectus does
not constitute an offer or
solicitation in any State or other
jurisdictions to any person to whom
it is unlawful to make such an offer
or solicitation in such State or
jurisdiction.













____________________________________

This Company, H.D. Vest, Inc., plans
to furnish annual reports including
audited financial statements, to the
shareholders.  The Company will
issue unaudited interim reports to
its shareholders on a quarterly
basis.

------------------------------------

              --------------------------------------------------


                       Deferred Compensation Plan Units


                                H.D. Vest, Inc.



                     ____________________________________

                         Offering Price:  Market Value

                     ____________________________________



                               _________________

                                  Prospectus

                               _________________



                               January   , 1998



                             H.D. Vest Investments
                                Securities, Inc.

                          6333 North State Highway 161
                              Irving, Texas  75038
                                 (972) 870-6000
               --------------------------------------------------

                                H.D. VEST, INC.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses Of Issuance And Distribution (estimated).
------------------------------------------------------------------

     a.  SEC and NASD Filing Fee.......  $ 10,000
     b.  Blue Sky Fees and Expenses....     3,000
     c.  Printing and Engraving Costs..    10,000
     d.  Legal Fees....................    87,500
     e.  Accounting Fees...............    85,000
     f.  Miscellaneous.................    15,000
                                          -------
         Total.........................  $210,500

Item 14.  Indemnification Of Directors And Officers.
----------------------------------------------------


The By-Laws of the Company and each of its subsidiaries contain provisions which provide for the indemnification of directors, officers, and other employees or agents of the Company properly appointed to serve in an official capacity who, while acting in good faith, in the best interests of the Company and within the scope of their offices, are or are threatened to be named a defendant or respondent in a civil or criminal action. The extent of the indemnification is limited to judgements, penalties, fines, settlements and reasonable expenses actually incurred.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.  Recent Sales Of Unregistered Securities.
--------------------------------------------------


The Company issued 166,667 shares of Series A Preferred Stock at a price of $6.00 in exchange for $1,000,002 in principal amount on the note held by Kemper Financial Services, Inc. This transaction was completed pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 30, 1991.


The Company sold 83,400 shares of Series A Preferred Stock at a price of $6.00 per share to Oppenheimer Management Corp. This sale was effected pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and was effective September 24, 1991.

The Company issued 22,800 shares of Common Stock, to certain officers of the Company, as compensation for services to the

Company through March 31, 1991. These shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933 at a basis of $5.00 per share.


The Company sold Common Stock through a private offering under Regulation D and
Section 4(2) of the Securities Act of 1933. This Stock, therefore, has restrictions on the ability to sell it for the next two (2) years. It was sold to 14 accredited investors (as defined in the Securities Act of 1933 Section 2(15)) and 34 unaccredited investors. The private offering was closed out on May 15, 1987, with a total of 113,600 shares sold at $5.00 per share net proceeds to the Company. The shares were sold through the assistance of HDVIS licensed registered Representatives and other registered selling agents.

At the initial capitalization of the Company, each outstanding share of HDVIS was exchanged for four shares of the Company. The creation of the Company was necessary in order to expand the services offered by the Company to its Representatives.

Item 16.  Exhibits
------------------

  3.1    Articles of Incorporation and By-Laws (1)

  3.2 First Articles of Amendment to the Articles of Incorporation of H.D. Vest, Inc. (1)

  3.3 Second Articles of Amendment of Articles of Incorporation of H.D. Vest, Inc. (1)

  5.     Opinion Regarding Legality (1)

  22.    List of Subsidiaries (1)

  24.1   Consent of Arthur Andersen LLP (2)

  28.1   Specimen Common Stock Certificate (1)

  28.2   Registered Representative Sales Agreement (1)

  28.3   B Warrant Certificates (1)

  28.4   B Warrant Agreements (1)

  28.5   Non-Qualified Stock Option Plan (1)

  28.6   Facilities and Services Agreement with H.D. Vest Insurance Services
         (1)

  28.7   Representative's Warrants to Purchase Common Stock (1)

  28.8   Management Agreement with Herb D. Vest (1)

  28.9   H.D. Vest Representatives Deferred Compensation Plan (2)

  28.10 Opinion of Arthur Andersen, LLP regarding Federal Income Tax Consequences (1)

  28.11  Agreement for Line of Credit with Herb Vest and Barbara Vest (1)

(1) Previously filed.
(2) Amended herewith.
(3) New Exhibit.

Item 17.  Undertakings
----------------------

Subject to the terms and conditions of Section 15 (d) of the Securities and Exchange Act of 1934, the undersigned Registrant undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by section 10(a)
(3) of the Securities Act of 1933, (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) and agrees that each such post-effective amendment will comply with the applicable forms and rules and regulations in effect at the time such post-effective amendment is filed; (5) and agrees that, in the event it enters into any arrangements with third parties on terms differing from those set forth herein, it will promptly file an appropriate post-effective amendment setting forth the pertinent information.

                                  SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                H.D. VEST, INC.
                                ---------------
                                 (Registrant)


Date:  January 26, 1998                By:s/     Herb D. Vest
                                         ---------------------------------------
                                                Herb D. Vest
                                         Chairman of the Board and
                                          Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



By:s/    Herb D. Vest                 By:s/      Barbara Vest
   ------------------------------        ---------------------------------------
         Herb D. Vest                            Barbara Vest
Chairman of the Board, President                   Director
  and Chief Executive Officer



By:s/  Kenneth E. Reynolds            By:s/     Jack B. Strong
   ------------------------------        ---------------------------------------
       Kenneth E. Reynolds                      Jack B. Strong
            Director                               Director


By:s/    Jerry M. Prater              By:s/    Phillip W. Mayer
   ------------------------------        ---------------------------------------
         Jerry M. Prater                       Phillip W. Mayer
            Director                               Director


By:s/   Lynn R. Niedermeier           By:s/   Wesley Ted Sinclair
   ------------------------------        ---------------------------------------
        Lynn R. Niedermeier                   Wesley Ted Sinclair
            Director                          Vice President and
                                            Chief Financial Officer
                                              (Principal Financial
                                            and Accounting Officer)